EXECUTION VERSION

PURCHASE AGREEMENT
by and among
KING KYLIE HOLDINGS, LLC
KMJ 2018 IRREVOCABLE TRUST
KYLIE JENNER INC.
KING KYLIE, LLC
COTY INC.
and
solely for the purpose of Section 6.7 and Section 6.13,
KKJ 2018 IRREVOCABLE TRUST
Dated as of November 18, 2019

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EXHIBITS
Exhibit A Form of IP Assignment Agreement
Exhibit B Form of Trademark License Agreement
Exhibit C Form of Persona License Agreement
Exhibit D Form of Amended and Restated LLC Agreement
Exhibit E Form of Services Agreement with KKJ
Exhibit F Form of Services Agreement with KMJ
Exhibit G Form of Evergreen Collaboration Agreement
Exhibit H Seller’s Percentage Portion
Exhibit I New K Skin Holding Company Joinder

SCHEDULES

Schedule 4.16(b)  Terminated Commercial Contracts
Schedule 6.3   Public Announcements
Schedule 6.7  Reorganization Plan
Schedule 6.12(g) Purchase Price Allocation Methodology
Schedule 7.2(f)  Consents
Schedule 9.1(a)(ii)  Indemnification by Seller Group Parties

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INDEX OF TERMS
Term         Section

$1.1
A&R LLC Agreement	Recitals
Accounting Principles	1.2
Acquisition Transaction	6.9
Action	1.2
Affiliate	1.2
Agreement	Preamble
Antitrust Laws	1.2
Base Purchase Price	2.1(a)
Beauty and Cosmetics Field	1.2
Business	1.2
Business Confidential Information	6.9
Business Day	1.2
Business Group Companies	1.2
Business Group Companies Reference Balance Sheets	4.5(a)
Business Group Company	1.2
Business Group Subsidiary	4.3(b)
Cash	1.2
Certification of Trust	6.13
Closing	2.2
Closing Date	2.2
Closing Purchase Price	2.1(b)(i)
Code	1.2
Company	Preamble
Company Equity Interests	4.3(a)
Company Fundamental Representations	1.2
Company Personnel	1.2
Company Plan	1.2
Company Policies	4.14(h)
Company Transaction Expenses	1.2
Company’s Knowledge	1.2
Company’s Reference Balance Sheet	4.5(a)
Contemplated Transactions	1.2
Contract	1.2
Contributor	4.12(f)
Cooley	2.2
Data Protection Laws	1.2

Deal Communications	10.15(d)
Direct Claim Notice	9.4(a)
DISC	4.8(j)
Disclosure Schedules	1.2
Dispute Notice	2.4(c)
dollars	1.1
Effect	1.2
Embargoed Countries	4.25(b)
End Date	8.1(b)
Enforceability Exceptions	3.2
Environmental Laws	1.2
Environmental Permits	1.2
Equity Interests	1.2
ERISA	1.2
ERISA Affiliate	1.2
Estimated Balance Sheet	2.4(b)
Estimated Cash	2.4(a)
Estimated Closing Statement	2.4(a)
Estimated Company Transaction Expenses	2.4(a)
Estimated Indebtedness	2.4(a)
Evergreen Collaboration Agreement	Recitals
Exchange Act	1.2
Existing Sellers	1.2
Expense	1.2
FCPA	4.25(a)
FDA	4.23(b)
Final Allocation Schedule	6.12(f)
Final Cash	2.4(e)
Final Closing Date Balance Sheet	2.4(e)
Final Company Transaction Expenses	2.4(e)
Final Indebtedness	2.4(e)
Financial Statements	4.5(a)
FIRPTA Certificate	2.3(a)(xii)
Food and Drug Law	1.2
Fraud	1.2
Fundamental Representations	1.2
GAAP	1.2
GDPR	1.2
Governmental Authority	1.2
Governmental Filings and Approvals	3.3(a)(i)
Governmental Order	1.2
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Hazardous Materials	1.2
HSR Act	1.2
Identified Nexus Jurisdiction	6.12(h)
Improvements	4.9(c)
Indemnified Party	9.4
Indemnifying Party	9.4(a)
Independent Accounting Firm	1.2
Initial Press Release	6.3
Intellectual Property	1.2
Interim Financial Statements	4.5(a)
Investor	Preamble
Investor Confidentiality Agreement	1.2
Investor Fundamental Representations	1.2
Investor Indemnified Parties	1.2
Investor Material Adverse Effect	1.2
IP Assignment Agreement	Recitals
IRS	1.2
Joinder Agreement	2.3(a)(x)
K Skin	1.2
K Skin’s Reference Balance Sheet	4.5(a)
Key Executives	1.2
KJI	Preamble
KK Holdings	Preamble
KKJ	Recitals
KKJ Services Agreement	Recitals
KKJ Trademarks	1.2
KKJ Trust	Preamble
KMJ	Recitals
KMJ Services Agreement	Recitals
KMJ Trust	Preamble
Knowledge of JC Investor	1.2
Knowledge of Seller Group Parties	1.2
Knowledge of the Company	1.2
Kylie Cosmetics, LLC	2.3(a)(xiii)
Law	1.2
Leased Real Property	4.9(b)
Liability	1.2
Lien	1.2
Likeness	1.2
Losses	1.2
Material Adverse Effect	1.2
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Material Contracts	4.16(a)
Material Customers	4.22(a)
Material Suppliers	4.22(b)
Members	1.2
New K Skin Holding Company	1.2
New King Kylie Holding Company	1.2
Nexus Study	6.12(h)
Ordinary Commercial Contract	4.8(f)
Organizational Documents	1.2
Permits	4.13
Permitted Liens	1.2
Person	1.2
Persona License Agreement	Recitals
Post-Closing Adjustment	2.4(f)
Post-Closing Contribution	Recitals
Pre-Closing Period	6.1(a)
Pre-Closing Tax Contest	1.2
Pre-Closing Tax Period	1.2
Pre-Closing Tax Return	1.2
Preliminary Cash	2.4(b)
Preliminary Closing Date Balance Sheet	2.4(b)
Preliminary Closing Date Balance Sheet Documents	2.4(b)
Preliminary Company Transaction Expenses	2.4(b)
Preliminary Indebtedness	2.4(b)
Privileged Deal Communications	10.15(d)
Products	1.2
Purchase and Sale	1.2
Purchase Price	2.4(f), 2.1(a)
Purchase Price Allocation	6.12(f)
Purchaser Parties	10.15(b)
Real Property Lease	4.9(b)
Reference Balance Sheet Date	1.2
Registered IP	4.12(a)
Related-Party Transactions	4.2
Reorganization	6.7
Reorganization Documentation	6.7
Reorganization Plan	6.7
Representative	1.2
Sale Interests	Recitals
Sales Tax	1.2
Sanctions	4.25(b)
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Securities Act	1.2
Seller Group Indemnified Parties	1.2
Seller Group Parties	Preamble
Seller Group Parties Fundamental Representations	1.2
Seller Group Parties Knowledge	1.2
Seller Material Adverse Effect	1.2
Seller’s Percentage Portion	1.2
Sellers	Preamble
Senior Executive	1.2
Straddle Period	1.2
Straddle Tax Contest	1.2
Straddle Tax Return	1.2
Subsidiaries	1.2
Tax	1.2
Tax Claim	6.12(d)
Tax Consultant	6.12(h)
Tax Returns	1.2
Taxing Authority	1.2
Tentative Nexus Jurisdiction	6.12(h)
Third-Party Claim	9.4(b)
Third-Party Claim Notice	9.4(b)
Trade Secrets	1.2
Trademark License Agreement	Recitals
Trademarks	1.2
Transaction Documents	1.2
Transfer Taxes	1.2
Treasury Regulations	1.2
VDA Procedures	6.12(h)
WARN Act	4.14(b)
Willful Breach	1.2

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2019, by and among King Kylie Holdings, LLC, a California limited liability company (“KK Holdings”); Kristen M. Jenner, Trustee of the KMJ 2018 Irrevocable Trust dated May 31, 2018, (“KMJ Trust”), Kylie Jenner, Inc., a California corporation (“KJI”, together with KK Holdings and KMJ Trust and upon the consummation of the Reorganization, New K Skin Holding Company, the “Sellers” or the “Seller Group Parties”); King Kylie, LLC, a Delaware limited liability company (the “Company”); Kylie Jenner, Trustee of the KKJ 2018 Irrevocable Trust dated May 31, 2018, (“KKJ Trust”) solely for the purpose of Section 6.7 and Section 6.13, and Coty Inc., a Delaware corporation (“Investor”).
RECITALS
WHEREAS, KMJ Trust and KK Holdings collectively own all of the issued and outstanding Equity Interests of the Company;
WHEREAS, the Seller Group Parties will cause the transactions described in the Reorganization Plan to be consummated no later than immediately prior to the Closing, resulting in, among other things, (a) K Skin becoming a wholly owned Subsidiary of the Company; (b) KMJ Trust’s Equity Interests in the Company being converted from profit interests into capital interests; (c) Kylie K. Jenner (“KKJ”), KJI and the Company entering into that certain Trademark License Agreement, in substantially the form attached as Exhibit B hereto (the “Trademark License Agreement”), which will provide the Company with the exclusive rights to use the KKJ Trademarks in the Beauty and Cosmetics Field; and (d) KKJ, KJI and the Company entering into that certain Persona License Agreement, in substantially the form attached as Exhibit C hereto (the “Persona License Agreement”), which will provide the Company with the exclusive rights to use KKJ’s Likeness in the Beauty and Cosmetics Field;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (a) KK Holdings and KMJ Trust wish to sell to Investor and Investor wishes to purchase, after giving effect to the Reorganization, from KK Holdings and KMJ Trust fifty-one percent (51%) of their respective Equity Interests of the Company; (b) KJI wishes to sell to Investor, and Investor wishes to purchase from KJI fifty-one percent (51%) of the Equity Interests of the Company that KJI will receive in the Reorganization; and (c) KMJ Trust and KKJ Trust wish to cause New K Skin Holding Company to sell to Investor and Investor wishes to purchase from New K Skin Holding Company fifty-one percent (51%) of the Equity Interests of the Company that New K Skin Holding Company will receive in the Reorganization (the Equity Interests referenced in the above clauses (a), (b) and (c), collectively, the “Sale Interests”) such that immediately following the Closing but prior to the Post-Closing Contribution (as defined below) Investor will hold fifty-one percent (51%) and KK Holdings, KMJ Trust, KJI and New K Skin Holding Company will collectively hold forty-nine percent (49%), respectively, of the Equity Interests of the Company which shall together constitute all of the issued and outstanding Equity Interests of the Company;

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WHEREAS, concurrently with the Closing (a) KKJ and the Company will enter into that certain Services Agreement, in substantially the form attached as Exhibit E hereto (the “KKJ Services Agreement”); (b) Kristen M. Jenner (“KMJ”) and the Company will enter into that certain Services Agreement, in substantially the form attached as Exhibit F hereto (the “KMJ Services Agreement”), (c) Investor and the Company will enter into that certain Evergreen Collaboration Agreement and the Inducement Agreement attached thereto, in substantially the form attached as Exhibit G hereto (the “Evergreen Collaboration Agreement”), and (d) KKJ, KJI, and the Company will enter into that certain Intellectual Property Assignment Agreement, in substantially the form attached as Exhibit A hereto (the “IP Assignment Agreement”), which will provide for the assignment by KKJ and KMJ to the Company of any Intellectual Property that either KKJ or KMJ owns and has been used, is used or is held for use in or necessary for the operation of the Business, other than any rights to the Likeness of KKJ provided to the Company pursuant to the Persona License Agreement and the KKJ Trademarks licensed to the Company pursuant to the Trademark License Agreement.
WHEREAS, concurrently with the Closing (a) the Sellers will contribute their remaining Equity Interests of the Company to the New King Kylie Holding Company in exchange for Equity Interests in the New King Kylie Holding Company (the “Post-Closing Contribution”); and (b) New King Kylie Holding Company and Investor will enter into that certain First Amended and Restated Limited Liability Company Agreement of the Company, in substantially the form attached as Exhibit D hereto (the “A&R LLC Agreement”) which will provide for the management of the business affairs of the Company post-Closing and obligations of the parties thereto to each other, and certain other matters.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
Article I
DEFINITIONS
Section 1.1 Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof,” “herein,” “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. Unless the context otherwise requires, the word “party” will refer to each of the Seller Group Parties and Investor. The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless otherwise provided, references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. The terms “dollars” and “$” mean United States dollars. Reference to “day” or “days” are to calendar days. Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication. Where used with respect to information, the phrases “delivered” and “made available” mean that the information referred to has been physically or electronically delivered to the relevant parties.
Section 1.2 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:
“Accounting Principles” means the accounting principles, procedures, policies, practices and methods applied by the Company in the preparation of the Financial Statements, which are prepared on an accrual basis of accounting with revenue and cost of sales recognized when product is shipped and expenses recorded as incurred.
“Action” means any claim, charge, suit, litigation, action, investigation, arbitration, audit, notice of violation or other proceeding brought by or before any Governmental Authority.
“Affiliate” means, when used with reference to a specific Person, any Person that, directly or indirectly, or through one or more intermediaries, owns or controls, is owned or controlled by, or is under common ownership or common control with, such specific Person, including in the case of any of the Seller Group Parties, KKJ and KMJ, Kristen M. Jenner, Trustee of The Cat in the Hat Family Trust dated October 8, 2014, KKJ Trust and Affiliates of KKJ and KMJ. As used herein, “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person. Notwithstanding the foregoing, none of the Company or any subsidiary of the Company shall be deemed an Affiliate of any Member or its Affiliates.
“Antitrust Laws” means any supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Beauty and Cosmetics Field” means the business of creating, developing, labeling, packaging, manufacturing, producing, distributing, selling, offering, marketing, advertising, and promoting all cosmetics, skincare, nail-care, and hair-care products and services, including personal makeup, cosmetic, cleansing, moisturizing, deodorizing, and fragrance products, and products, accessories and tools related to the foregoing, including cosmetic and toiletry bags and organizers, makeup applicators, tweezers, makeup brushes, makeup mirrors, beauty cleaning sprays and solutions, and any other beauty and cosmetic products agreed to by the Sellers in writing.
“Business” means, collectively, the business and operations of the Business Group Companies and of KKJ in the Beauty and Cosmetics Field as of the date hereof and as of the

Closing Date, including, but not limited to, the manufacture, development, sale, distribution, promotion, advertising and marketing of Beauty and Cosmetics products.
“Business Day” means any day except Saturday, Sunday or any other day on which banking institutions in New York City, New York and Los Angeles, California are authorized or required by Law to be closed for business.
“Business Group Companies” means the Company, K Skin and their respective Subsidiaries and “Business Group Company” means any of the foregoing Persons.
“Cash” means, at any time of determination, without duplication, the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Cash includes the amount of all cash and cash equivalents (including stocks, bonds, certificates of deposit, U.S. Treasury bills and similar investments that are marketable securities and short-terms investments) in the bank and other accounts of the Company net of the amount of all outstanding but uncleared checks and drafts, but including the amount of all deposits received but in transit.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Fundamental Representations” means the representations and warranties contained in Section 4.1(a), Section 4.2, Section 4.3, Section 4.4(c), Section 4.7(a)(ii) and Section 4.19.
“Company Personnel” means each current or former director, officer or employee, or natural person providing personal services as an independent contractor, of any of Business Group Company.
“Company Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other benefit or compensation, deferred compensation, excess benefit, incentive, equity bonus, equity purchase, equity option, restricted equity, equity appreciation, phantom equity or other equity or equity-based compensation, retirement, pension, profit sharing, cafeteria, health savings, flexible spending, welfare, sick leave, medical, dental, hospitalization, vision, disability, accident, life insurance, death benefits, post-retirement, transaction bonus, periodic bonus, severance, salary continuation, employment, individual retention, change in control or fringe benefit plan, program, policy, agreement or arrangement, in each case, providing employee benefits or compensation to any Company Personnel in their capacity as a service provider of a Business Group Company (or their beneficiaries or dependents) and that is maintained, sponsored or contributed or required to be contributed to by a Business Group Company or to which a Business Group Company is a party or has any Liability.
“Company Transaction Expenses” means the aggregate amount (which shall include any such amounts that will be incurred or become payable at Closing), of all fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries or by or on behalf of the Seller Group Parties or any Affiliate of the Seller Group Parties (to the extent such amounts are a liability of the Company or any of its Subsidiaries) that remain unpaid as of the Closing in connection with (i) the preparation, negotiation and execution of the Transaction Documents, (ii) the investigation, pursuit and consummation of the Contemplated Transactions, and (iii) the process by which investment proposals were solicited from and negotiated with third parties prior to the execution and delivery of this Agreement, including in each case all legal, brokerage, investment banking, accounting, consulting and financial advisory fees, (iv) all sale, transaction, change in control, retention, severance, or similar bonuses, compensation or other payments with respect to Company Personnel directly arising from or otherwise directly triggered by the consummation of the Contemplated Transactions (together with the employer’s portion of any employment or payroll Taxes incurred in connection therewith), (v) any fees, costs and expenses associated with obtaining the release of any Lien prior to the Closing, (vi) any fees or other amounts payable by the Company, any Persons holding direct or indirect interests therein, or any of its Subsidiaries to any Person in connection with obtaining any of the consents set forth on Schedule 7.2(f), prior to, at or following Closing; and (vii) the 50% Payment (as described in Schedule 9.1(a)(ii)).
“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of the Key Executives and the knowledge that any such individuals would have acquired after due inquiry.
“Contemplated Transactions” means the transactions contemplated by the Transaction Documents, including the Reorganization and the Purchase and Sale.
“Contract” means any legally binding contract, agreement, lease, license, instrument, note, commitment or undertaking, in each case whether written or oral.
“Data Protection Laws” means the following Laws to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR and (c) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal data (as amended and/or replaced from time to time).
“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by the Seller Group Parties and the Company in connection with the execution and delivery hereof.
“Environmental Laws” means any Law or legally binding policy of any Governmental Authority relating to protection of the environment, pollution, protection of human health and safety (in respect of exposure to Hazardous Materials) or the use, handling, storage, disposal or release of Hazardous Materials.
“Environmental Permit” means any permit, approval, qualification, registration, filing, privilege, franchise, license or other authorization required under any Environmental Law to own, lease, occupy or operate the Leased Real Property or the business of the Business Group Companies as currently conducted.

“Equity Interests” means any and all (i) shares, interests, participations or other equivalent securities (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit securities) or voting interests in a Person (other than a corporation) including membership interests, limited liability company interests, partnership interests or profit interests; (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalent securities (however designated) of capital stock or voting securities of (or other securities for ownership or profit or voting interests in) such Person; and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company or any of its Subsidiaries would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Existing Sellers” means KK Holdings and KMJ Trust.
“Expense” means the expenses incurred by an Indemnified Party in connection with investigating, defending (including through making any counter complaint), any Third-Party Claim for which an Indemnified Party is entitled to indemnification hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
“Food and Drug Law” means the Federal Food, Drug and Cosmetic Act of 1938, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Consumer Products Safety Commissions Poison Prevention Act, the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65” and analogous non-U.S. Requirements of Law (including, for the avoidance of doubt, the Cosmetics Regulation (EC) No. 1223/2009 on cosmetic products and Commission Regulation (EU) No 655/2013 laying down common criteria for the justification of claims used in relation to cosmetic products, including any amendments thereto and all relevant guidance in the European Union).
“Fraud” means an act in the making of a representation or warranty expressly set forth in this Agreement, committed by a Person making such express representation or warranty, and requires (a) a false representation or warranty or inaccuracy of fact expressly set forth in the representations and warranties set forth in this Agreement; (b) actual knowledge that such representation or warranty is false or inaccurate; (c) an intention to induce the Person to whom such representation or warranty was made to act or refrain from acting in reliance upon it; (d) causing that Person, in reasonable reliance upon such false representation or warranty, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.
“Fundamental Representations” means the Company Fundamental Representations, the Investor Fundamental Representations and the Seller Group Parties Fundamental Representations.
“GAAP” means the United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, municipal or local, or foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree, subpoena, determination, writ, stipulation, restriction or assessment entered, issued or made by any Governmental Authority.
“Hazardous Materials” means petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated, listed, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic or hazardous.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Tax” means (i) any and all Taxes of the Company or any Subsidiary attributable to any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (ii) any liability of the Company or any Subsidiary for any and all Taxes of another Person (other than the Company or any Subsidiary) (A) as a result of the Company or any Subsidiary being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, or unitary group, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Laws or (B) imposed on the Company or any Subsidiary of the Company as a transferee or successor, by Contract (other than an Ordinary Commercial Contract) or pursuant to any Laws, which Taxes result from an event or transaction occurring before the Closing; (iv) any and all Taxes for which Sellers are responsible under Section 6.12(f);(v) such amounts as are reasonably necessary for Investor to pay the Tax Consultant for the expenses attributable to the Nexus Study; and (vi) reasonable expenses incurred with respect to a VDA Procedure (including the fees and expenses of a third-party advisor engaged to administer such VDA Procedure).
“Indebtedness” means, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) the amount of unearned income (amounts received related to an order prior to the actual shipment of product), less amounts prepaid by the Company on orders of product for manufacturing, (v) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business), (vi) all obligations created or arising under any conditional sale or other title retention agreement, (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (viii) all obligations in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, to the extent drawn, (ix) all earned but unpaid severance, bonus, deferred compensation or similar obligations that are payable to any Company Personnel (together with any employment or payroll Taxes that would be payable by the employer in connection therewith), (x) all guarantees of any of the foregoing, and (xi) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (vi) above; provided, however, that Indebtedness shall not include Taxes other than Taxes referenced in clause (ix).
“Independent Accounting Firm” means the dispute resolution group of a nationally recognized firm of independent certified public accountants selected by Investor and the Seller Group Parties; provided that, if Investor and the Seller Group Parties cannot agree on such firm, each shall (i) select one nationally recognized firm of independent certified public accountants (which may be the applicable party’s existing accounting firm) and (ii) cause such firm to select, jointly with the firm selected by the other party, a third nationally recognized firm of independent certified public accountants, which shall be the “Independent Accounting Firm” for all purposes of this Agreement.
“Intellectual Property” means all worldwide intellectual property rights of any kind or nature, whether registered or unregistered, including all (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) trademarks, trade names, service marks, logos, slogans, trade dress, internet domain names, social media identifiers, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter; (d) trade secrets, processes, techniques, formulas and other proprietary know-how or confidential information (“Trade Secrets”); (e) rights in computer programs (whether in source code or object code form), algorithms and all documentation related to any of the foregoing; (f) rights in any Likeness; (g) moral rights and rights of attribution and integrity; and (h) all applications and registrations of the foregoing.
“Investor Confidentiality Agreement” means that certain Non-Disclosure Agreement entered into between the Company and Investor dated as of November 23, 2017, as amended by the NDA Side Letter Agreement, entered into between the Company and Investor dated as of October 14, 2019.
“Investor Fundamental Representations” means the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3(c) and Section 5.6.

“Investor Indemnified Parties” means (i) Investor and its Affiliates, and (ii) their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns; provided that the Seller Group Parties and their respective controlled Affiliates shall not constitute Investor Indemnified Parties.
“Investor Material Adverse Effect” means any event, occurrence, fact or condition that, individually or in the aggregate, with other events, occurrences, facts or conditions, has or would reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement, or that would prevent or materially impair or materially delay the ability of Investor to consummate the Contemplated Transactions in accordance with the terms of the Transaction Documents.
“IRS” means the Internal Revenue Service.
“K Skin” means Kylie Skin, Inc., a Delaware corporation, and Kylie Skin, LLC as successor thereto resulting from the Reorganization.
“KKJ Trademarks” means any and all Trademarks that contain or comprise the terms “Kylie” or “Jenner” or the Likeness of Kylie K. Jenner, or any portion or combination of the foregoing, or any translations, variations or derivatives, in whole or in part, of any of the foregoing, including the Trademarks set forth on Schedule 4.12(a) of the Disclosure Schedules.
“Key Executives” means Kylie K. Jenner and Kristen M. Jenner.
“Knowledge of Investor” means the actual knowledge of Elisheva Jasie and the knowledge that such individual would have acquired after due inquiry.
“Law” means any foreign or domestic, federal, state or local statute, law, ordinance, code, rule, regulation, constitution, treaty, convention, agency, interpretation, agency, guidance or common law or other similar requirement enacted, adopted, promulgated, issued or applied by any Governmental Authority.
“Liability” means any Indebtedness, liability, debt, obligation, claim, demand, commitment, damage, judgment, cause of action, deficiency, guaranty, endorsement, obligation, or other loss, cost or expense of any kind or nature whatsoever, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, and whether due or become due and regardless of when asserted, including all Expenses related thereto.
“Lien” means any lien (statutory or other), encumbrance, mortgage, security interest, pledge, option, right of first offer or refusal, restriction on transferability, defect of title, adverse interest, community property interest, hypothecation, condition, equitable interest, option, deed of trust, easement, encroachment, right of way, or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided that

“Lien” shall exclude non-exclusive licenses of Trademarks granted to distributors in the ordinary course of business.
“Likeness” means name, nickname, autographs/signatures, likeness, image, voice, depiction, quotes, biographical information, and other rights of publicity and persona rights, including any portions thereof.
“Losses” means (i) any losses, direct damages, costs, Taxes, settlements, awards, judgments, fines, assessments or penalties, or other charges of any kind actually and directly incurred by an Indemnified Party; (ii) any Expenses associated with any Third-Party Claim and (iii) any reasonable attorneys’ fees associated with the costs of enforcement; provided, that Losses shall exclude (x) any special, indirect, consequential (to the extent not reasonably foreseeable), exemplary or punitive damages and (y) any damages or other Losses associated with, or based on a theory of, any lost profits, lost opportunities or diminution in value except in the case of both clauses (x) and (y) in the case of a party’s obligation to indemnify an Indemnified Party for amounts due or payable to a third party where any such Losses of the type identified in clauses (x) or (y) are awarded pursuant to a Third-Party Claim (or settlement thereof).
“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change, development, result or effect (each, an “Effect”) that, individually or in the aggregate, with other Effects, (x) has or would reasonably be expected to have a material adverse effect on the business, condition, (financial or otherwise), assets (tangible or intangible), capitalization or results of operations of the Business Group Companies, taken as a whole or (y) has or would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or would prevent or materially impair or materially delay the ability of the Company to consummate the Contemplated Transactions on a timely basis in accordance with the terms hereof; provided, however, that for purposes of clause (x), “Material Adverse Effect” shall not include any Effect to the extent, directly or indirectly, arising out of or attributable to: (a) any changes in general economic, regulatory or political conditions or conditions in the financial, credit or commodities markets (including changes in interest, currency exchange rates or tariffs); (b) conditions generally affecting the industries in which the Business Group Companies operate; (c) acts of war (whether or not declared), trade war, armed hostilities, terrorism, cyberterrorism (whether or not sponsored by a Governmental Authority), national or international calamity or any other similar event, or the escalation or worsening of any of the foregoing, acts of God or natural disasters; (d) any failure, in and of itself, of the Business Group Companies to meet, with respect to any period, or periods, any internal projections, forecasts, estimates or business plans (provided, that the exception in this clause (d) shall not prevent or otherwise affect a determination that the Effects underlying such failure may have given rise or contributed to a Material Adverse Effect); (e) any action taken pursuant to the requirements of this Agreement at the written request of Investor or its Affiliates; (f) any enactments of, changes in, or changes in the interpretation of, applicable Laws or GAAP or other applicable accounting rules; or (g) the public announcement of the Purchase and Sale including any impact on relationships with customers, suppliers and/or employees or other service providers (provided, that the exception in this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby); except, in the cases of clauses (a), (b), (c) and (f) above, to the extent that any such Effects have a disproportionate and adverse effect on the Business Group Companies, taken as a whole, relative to other similarly situated Persons in the industries in which the Business Group Companies operate.
“Members” shall have the meaning ascribed to such term in the A&R LLC Agreement.
“New K Skin Holding Company” means the Delaware corporation to be formed by the Seller Group Parties pursuant to the Reorganization Plan.
“New King Kylie Holding Company” means the Delaware corporation to be formed by the Seller Group Parties.
“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization and bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, other operating agreement, stockholders’ agreement, Trust Documents or other similar governing documents of such Person, in each case, as amended through the date hereof.
“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company or any of its Subsidiaries to the extent that (a) the Company or any of its Subsidiaries is treated as a pass-through entity for purposes of such Tax Return, and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Sellers or the direct or indirect owners of any Seller, including information returns relating to income Taxes (including IRS Form 1065 and any Schedule K-1).
“Permitted Liens” means (a) statutory Liens for Taxes (x) not yet due and payable or (y) the amount or validity of which is being contested in good faith by appropriate proceedings; provided that in each case adequate reserves have been established in the Interim Financial Statements, (b) landlords’, warehousepersons’, mechanics’, suppliers’, repairmens’, materialmens’ and carriers’ Liens, and other similar Liens arising or incurred in the ordinary course of business which (x) relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings but only, in the case of any such contest, to the extent that adequate reserves are being maintained, and (y) are not, individually or in the aggregate, material to the business or operations of the Business Group Companies or to the assets thereof and could not reasonably be expected to result in forfeiture of the encumbered property, (c) with respect to owned Real Property, (i) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record, (ii) title defects or irregularities, and (iii) matters that would be disclosed by an accurate survey or inspection of the real property; except, in the case of clauses (i) – (iii), for any (x) Liens securing an obligation to pay money and (y) Liens that have a material adverse effect on the use, occupancy, value or marketability of title of the property encumbered thereby, (d) zoning, building and other similar restrictions imposed by Law but only to the extent that the same are not materially violated by any current use, occupancy or activity conducted by the business or operations of the Business Group Companies or by the assets thereof, and (e) rights, interests, Liens or titles of, or through, a lessor or sublessor under any lease, sublease or other similar agreement related to real property.
“Person” means any natural person or any corporation, partnership, limited liability company, joint venture, estate, trust, company, firm or other legal entity or Governmental Authority.
“Pre-Closing Tax Contest” means any Tax Claim with respect to any Pre-Closing Tax Return or solely with respect to a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable year or period (or, with respect to any Straddle Period, the portion thereof) that ends on or before the Closing Date.
“Pre-Closing Tax Return” means all Tax Returns of the Company or any Subsidiary that relate solely to any Pre-Closing Tax Period, and the portion of any Pass-Through Tax Returns (including any attachments thereto) for the Straddle Period reporting operations of the Company through the Closing Date and the sale of the Sale Interests.
“Products” means all products currently marketed or sold by the Business Group Companies.
“Purchase and Sale” means the purchase and sale of the Sale Interests contemplated by this Agreement.
“Reference Balance Sheet Date” means September 30, 2019.
“Representative” means, with respect to any Person, any director, manager, partner, member, equityholder, officer or employee of such Person and any agent, attorney, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Sales Tax” means any sales, use, value-added, ad valorem, goods and services, or similar tax.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Seller Group Indemnified Parties” means (i) each Seller Group Party and its Affiliates, and (ii) in the case of KK Holdings and KJI, its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns; provided that, none of the Company, its Subsidiaries or Investor and their respective controlled Affiliates shall constitute Seller Group Indemnified Parties.
“Seller Group Parties Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3(a)(iii), and Section 3.6.

“Seller Group Parties Knowledge” or “Knowledge of Seller Group Parties” means the actual knowledge of KKJ and KMJ and the knowledge that KKJ and KMJ would have acquired after due inquiry.
“Seller Material Adverse Effect” means any event, occurrence, fact or condition that, individually or in the aggregate, with other events, occurrences, facts or conditions, has or would reasonably be expected to have a material adverse effect on the ability of any Seller Group Party to perform its obligations under this Agreement, or that would prevent or materially impair or materially delay the ability of a Seller Group Party to consummate the Contemplated Transactions in accordance with the terms of the Transaction Documents.
“Seller’s Percentage Portion” means the percentage set forth opposite the applicable Seller’s name on Exhibit H hereto.
“Senior Executive” means any past or current officers of any Business Group Company, and their respective equivalent successors.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Straddle Tax Contest” means any Tax Claim with respect to any Straddle Tax Return or any Straddle Period.
“Straddle Tax Return” means any Tax Return of the Company or any Subsidiary with respect to any Straddle Period, other than the portion of any such Tax Return included in the definition of Pre-Closing Tax Return.
“Subsidiaries” means with respect to any Person, any corporation, partnership, limited liability company, trust, company or other legal entity in which such Person holds directly or indirectly at least fifty percent (50%) of the Equity Interests of such Person or has the power to elect or direct the election of at least fifty percent (50%) of the members of the governing body of such entity.
“Tax” means all federal, state, local, and foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, escheat, unclaimed property, unemployment, disability, real property, personal property, stamp, excise, occupation, Sales Tax, transfer, alternative minimum, estimated or other tax any kind whatsoever (together with all interest, penalties and additions imposed with respect thereto, whether disputed or not) imposed by any Governmental Authority, and including any obligations to indemnify or otherwise contractually assume or succeed to the Tax liability of any other Person (other than pursuant to an Ordinary Commercial Contract).
“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Governmental Authority (or required to be provided or filed by a Governmental Authority) relating to any Taxes, including any schedules or attachments thereto.

“Taxing Authority” means the Governmental Authority (and its agents) that imposes a Tax or requires a Person to file a Tax Return.
“Transaction Documents” means, collectively, this Agreement, the IP Assignment Agreement, the Trademark License Agreement, the A&R LLC Agreement, the Persona License Agreement, the KKJ Services Agreement, the KMJ Services Agreement, the Evergreen Collaboration Agreement, and the other instruments and agreements required to be executed and delivered by any of the parties in connection with the Contemplated Transactions.
“Transfer Taxes” mean any transfer, value added, excise, stock transfer, stamp, recording, registration, or similar Taxes.
“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code as such regulations may be amended from time to time.
“Trust Documents” means, with respect to a trust, all instruments and other documents creating and governing the creation, operation and administration of such trust.
“Willful Breach” means a breach of a covenant or agreement, that is, or that is a consequence of, an act undertaken by the breaching Person with the actual knowledge that the taking of such act would, or would be reasonably expected to, be, cause, or result in a material breach of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Sale Interests; Purchase Price.
(a) Subject to the terms and conditions of this Agreement, at the Closing, (i) the Sellers shall sell, transfer, assign, deliver and convey to Investor, and Investor shall purchase and accept from the Sellers and New K Skin Holding Company, the Sale Interests (including all of the Sellers’ right, title and interest therein), free and clear of all Liens (other than Liens under applicable securities Laws) for an aggregate amount in cash equal to six hundred million dollars ($600,000,000) (the “Base Purchase Price”) subject to adjustment in accordance with Section 2.4 (the “Purchase Price”).
(b)  Investor shall pay or cause to be paid the Purchase Price at Closing to the Sellers as follows: the Base Purchase Price plus (ii) an amount equal to (A) the Estimated Cash, (B) minus Estimated Indebtedness, minus (C) Estimated Company Transaction Expenses (the “Closing Purchase Price”).
Section 2.2 The Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Purchase and Sale (the “Closing”) shall take place (a) at the offices of Cooley LLP (“Cooley”) located at 1333 2nd Street, Suite 400, Santa Monica, CA 90401 at 9:00 a.m., Los Angeles time on the third (3rd) Business Day following the date on which there first occurs the satisfaction (or, where legally permitted, the waiver) of each of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied on the Closing Date, but subject to the satisfaction or, where legally permitted, the waiver of such conditions); provided that no party hereto shall be required to consummate the Closing prior to January 6, 2020 or (b) at such other time and place and in such manner (including by electronic means) as the parties may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”
Section 2.3 Closing Deliverables.
(a) Seller Group Parties’ Deliverables. At or prior to the Closing, the Seller Group Parties shall deliver or cause to be delivered the following:
(i) to Investor, evidence of the completion of the Reorganization in form and substance reasonably agreed by the Sellers and Investor;
(ii) to Investor, counterparts to the A&R LLC Agreement, duly executed by New King Kylie Holding Company;
(iii) to Investor, a certificate signed by KMJ to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(c)(i) have been satisfied; and (2) a certificate signed by a duly authorized officer of the Company to the effect that the conditions set forth in Section 7.2(b), Section 7.2(c)(ii), Section 7.2(d) and Section 7.2(g) have been satisfied;
(iv) to Investor, a duly executed copy of the KKJ Services Agreement;
(v) to Investor, a duly executed copy of the KMJ Services Agreement;
(vi) to Investor, a duly executed copy of the IP Assignment Agreement;
(vii) to Investor, a duly executed copy of the Persona License Agreement;
(viii) to Investor, a duly executed copy of the Evergreen Collaboration Agreement;
(ix) to Investor, a duly executed copy of the Trademark License Agreement;
(x) to Investor, a joinder to this Agreement, duly executed by New K Skin Holding Company in substantially the form attached as Exhibit I hereto (the “Joinder Agreement”);

(xi) to Investor, a certificate executed by a duly authorized representative of the Company that it has complied with the requirements described in Section 6.9;
(xii) to Investor, (i) a statement satisfying the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i) certifying that fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents (the “FIRPTA Certificate”), and (ii) an IRS Form W-9 duly executed by each Seller;
(xiii) to Investor, evidence in form and substance reasonably satisfactory to Investor of the cancellation of the DBA of KJI relating to the name, “Kylie Cosmetics, LLC”.
(b)  Investor Deliverables. At or prior to the Closing, Investor shall deliver or cause to be delivered the following:
(i) to the Seller Group Parties, a certificate signed by a duly authorized officer of Investor to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;
(ii) to the Sellers, their respective Seller’s Percentage Portion of the Purchase Price, by wire transfer of immediately available funds to the accounts specified by such Sellers;
(iii) to the Seller Group Parties, a copy of the Evergreen Collaboration Agreement, duly executed by Investor; and
(iv) to New King Kylie Holding Company, a counterpart to the A&R LLC Agreement, duly executed by Investor.
Section 2.4 Purchase Price Adjustment.
(a) The Company shall deliver, or cause to be delivered, to Investor, no later than five (5) Business Days prior to the Closing Date, (i) an unaudited, pro forma estimated balance sheet of the Company, prepared in accordance with the Accounting Principles, as of the Closing Date and assuming the occurrence of the Reorganization (the “Estimated Balance Sheet”); (ii) a statement (as revised pursuant to this Section 2.4(a), the “Estimated Closing Statement”) prepared in accordance with the Accounting Principles setting forth a good faith estimate, in each case as of the Closing Date and assuming the occurrence of the Reorganization of (A) Cash (minus an amount equal to $4,500,000, the “Estimated Cash”), (B) Indebtedness (the “Estimated Indebtedness”) and (C) Company Transaction Expenses (the “Estimated Company Transaction Expenses”), together with such schedules and data as may be appropriate to support such statement and copies of the Company’s and its Subsidiaries bank account statements; and

(iii) a certificate from an authorized officer of the Company certifying (A) that the Estimated Closing Statement (and the estimates set forth therein) has been prepared in accordance with the Accounting Principles, the books and records of the Company and this Agreement and (B) that the Cash of the Company as of the Closing will equal an aggregate amount of no less than $4,500,000. The parties shall discuss such calculations in good faith, and the Company, not less than two (2) Business Days prior to the Closing Date, shall deliver to the Investor a revised version of the Estimated Closing Statement reflecting any such revisions to the Estimated Closing Statement as the Company in good faith believes are warranted together with a certificate from an authorized officer of the Company certifying that this revised Estimated Closing Statement (and the estimates set forth therein) has been prepared in accordance with the Accounting Principles, the books and records of the Company and this Agreement. From and after delivery of the Estimated Closing Statement until the determination of the final Purchase Price, in connection with Investor’s review of the Estimated Closing Statement, the Company and the Seller Group Parties shall cooperate reasonably with Investor and (to the extent reasonably requested by Investor) provide Investor with reasonable access (subject to reasonable confidentiality obligations) to the Business Group Companies’ working papers, trial balances and similar materials relating to the preparation of the Estimated Closing Statement, and the Seller Group Parties and the Company shall reasonably consider Investor’s input with respect to the Estimated Closing Statement. If, prior to the Closing Date, Investor shall object in writing to the amount of any estimate set forth in the Estimated Closing Statement and the Seller Group Parties shall agree with the objection, then the Company shall change the applicable estimate and notify Investor thereof on or prior to the Closing Date, in which event the Estimated Closing Statement shall be amended to reflect such change. If, on the other hand, prior to the Closing Date, Investor shall object in writing to the amount of any estimate set forth in the Estimated Closing Statement and the Company shall disagree with the objection, then Investor shall pay the amounts set forth in the Estimated Closing Statement at Closing and any such unresolved items shall be resolved as part of the Post-Closing Adjustment process pursuant to this Section 2.4.
(b) Within ninety (90) days following the Closing Date, Investor shall deliver, or cause to be delivered, to the Sellers the following (collectively, the “Preliminary Closing Date Balance Sheet Documents”): (i) an unaudited balance sheet of the Company, prepared in accordance with the Accounting Principles (the “Preliminary Closing Date Balance Sheet”) and (ii) a calculation, based on the Preliminary Closing Date Balance Sheet, of Cash (minus an amount equal to $4,500,000, the “Preliminary Cash”), Indebtedness (the “Preliminary Indebtedness”), and Company Transaction Expenses (“Preliminary Company Transaction Expenses”), together with such schedules and data as may be appropriate to support such calculation, in each case of clauses (i) and (ii) prepared in accordance with the Accounting Principles, as of the Closing Date and after giving effect to the Reorganization.
(c) The Sellers shall have forty-five (45) days following receipt of the Preliminary Closing Date Balance Sheet Documents to review the Preliminary Closing Date Balance Sheet and the calculation of Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses and to notify Investor in writing of any dispute regarding Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses set forth in the Preliminary Closing Date Balance Sheet Documents (the “Dispute

Notice”), specifying the reasons therefor in reasonable detail. If no Dispute Notice is delivered by the Sellers within such forty-five (45) day period or if the Sellers deliver a written acceptance of the Preliminary Closing Date Balance Sheet Documents during such forty-five (45) day period, then the Preliminary Closing Date Balance Sheet, Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses shall become final and binding as of the end of the forty-five (45) day review period or the date of receipt by Investor of such written acceptance, as applicable.
(d) In connection with the Sellers’ review, the Sellers and their Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant personnel, Representatives of the Company, books and records of the Company, work papers, schedules, memoranda and other documents prepared by the Company in connection with its preparation of the Preliminary Closing Date Balance Sheet Documents and/or its calculation of Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses and other items reasonably requested by the Sellers, and the Company shall cooperate reasonably with the Sellers in connection therewith.
(e) In the event that the Sellers deliver a Dispute Notice to Investor, the Sellers and Investor shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Date Balance Sheet, Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses shall be made as agreed upon by the Sellers and Investor. If the Sellers and Investor are unable to resolve any such dispute within twenty (20) Business Days (or such longer period as the Investors and Seller shall mutually agree in writing) of the Sellers’ delivery of such Dispute Notice, such dispute shall be resolved by the dispute resolution practice of the Independent Accounting Firm, acting as an expert and not an arbitrator, and such determination by the Independent Accounting Firm shall be final and binding on the parties, except that (i) the Independent Accounting Firm may consider only those items and amounts (and related items and amounts) as to which the Sellers and Investor have disagreed within the time periods and on the terms specified above, and (ii) the Independent Accounting Firm’s determination of none of Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses may be less than the lower, or more than the higher, of the Sellers’ and Investor’s respective calculations of the applicable amount. The resolution of disputed matters by the Independent Accounting Firm, shall be final and binding for purposes of this Agreement and shall not be subject to court review or otherwise appealable. The parties hereto agree that judgment may be entered upon the final resolution of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accounting Firm shall be paid proportionately by Investor, on the one hand, and the Sellers, on the other hand, based on the determination of the Independent Accounting Firm of the unresolved objections submitted to it pursuant to this Section 2.4(e). The calculation of such proportionate payments shall be based on the relative position of the determination of the Independent Accounting Firm in comparison to the positions submitted to it by Investor and the Sellers pursuant to this Section 2.4(e). The Independent Accounting Firm shall be instructed to use reasonable best efforts to make its final determination within thirty (30) days of submission by the parties hereto of the dispute to it and, in any case, as promptly as practicable after such submission. Each of the Sellers and Investor shall furnish the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm shall reasonably request. The Preliminary Closing Date Balance Sheet, Preliminary Cash, Preliminary Indebtedness, and Preliminary Company Transaction Expenses, (i) if deemed final in accordance with Section 2.4(c), as originally submitted by Investor, or (ii) if a Dispute Notice has been timely delivered by the Sellers in accordance with this Section 2.4(e), as determined pursuant to the resolution of such dispute in accordance with this Section 2.4(e), shall be, respectively, the “Final Closing Date Balance Sheet”, “Final Cash”, “Final Indebtedness”, and “Final Company Transaction Expenses”.
(f) In the event that the amount that is equal to Final Cash minus Estimated Cash plus (B) Estimated Indebtedness minus Final Indebtedness plus (C) Estimated Company Transaction Expenses minus Final Company Transaction Expenses (such amount, the “Post-Closing Adjustment”) is a positive amount, Investor shall pay each Seller such Seller’s Percentage Portion of the amount equal to the amount that the Post-Closing Adjustment exceeds $250,000 to the Sellers by wire transfer of immediately available funds to the bank accounts specified by the Sellers. In the event that the Post-Closing Adjustment is a negative amount and, to the extent the absolute amount of the Post-Closing Adjustment exceeds $250,000, the Sellers shall each pay such Seller’s Percentage Portion of the amount equal to the absolute amount of the Post-Closing Adjustment less $250,000 to Investor, by wire transfer of immediately available funds to the account specified by Investor. For the avoidance of doubt, no payment will be made in respect of any Post-Closing Adjustment if (i) the Post-Closing Adjustment is a positive amount and does not exceed $250,000, or (ii) if the Post-Closing Adjustment is zero or a negative amount and is not less than negative $250,000. Each payment under this Section 2.4(f) shall be made within five (5) Business Days after the determination of Final Cash, Final Indebtedness and Final Company Transaction Expenses pursuant to Section 2.4(c) or Section 2.4(e) (as applicable). The “Purchase Price” shall be equal to (i) the Preliminary Purchase Price, plus (ii) the amount, if any, paid by Investor to the Sellers pursuant to this Section 2.4(f) or minus (iii) the amount, if any, paid by the Sellers to Investor pursuant to this Section 2.4(f).
Section 2.5 Tax Withholding. Notwithstanding any provision herein to the contrary, Investor shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law. Investor shall use commercially reasonable best efforts to notify Sellers in writing of any such requirement at least five Business Days prior to, and shall consider any exemptions, documentation or positions provided by the Sellers in good faith prior to, deducting or withholding any amount. To the extent such amounts are so deducted or withheld and duly paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.6 Tax Treatment. The parties agree that for U.S. federal and applicable state income Tax purposes, Investor’s acquisition of the Sale Interests shall be treated as the purchase of an interest in a partnership.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER GROUP PARTIES
Except as set forth in the Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered Section of this Article III and any other numbered and lettered Section of this Article III to the extent it is reasonably apparent upon reading the disclosure contained in such section of the Disclosure Schedules on its face, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article III), each of the Seller Group Parties (and for purposes of Sections 3.1 and 3.2 only, KKJ Trust shall be considered a Seller Group Party) represents and warrants to Investor as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be made as of such date) that:
Section 3.1 Organization.
(a) Such Seller Group Party, if not a trust, is duly organized or formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or formation.
(b) Such Seller Group Party, if a trust, is validly created and is duly existing and in good standing under the Laws of the jurisdiction of its creation, operation and administration pursuant to its Trust Documents.
Section 3.2 Power and Authorization; Enforceability. Such Seller Group Party has all requisite limited liability company or similar power and authority to execute and deliver this Agreement and the other Transaction Documents required to be executed and delivered by it in connection with the Contemplated Transactions and to perform its obligations hereunder and thereunder. Such Seller Group Party has taken all actions required to be taken by or on behalf of such Seller Group Party to authorize and permit the execution and delivery by such Seller Group Party of this Agreement and each other Transaction Document required to be executed and delivered by it pursuant hereto, the performance by such Seller Group Party of its obligations hereunder and thereunder, and the consummation by such Seller Group Party of the Contemplated Transactions. This Agreement, and each other Transaction Document to be executed and delivered by such Seller Group Party pursuant hereto, has been or will be, as applicable, duly executed and delivered by such Seller Group Party and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes, or will constitute, as applicable, the legal, valid and binding obligations of such Seller Group Party, enforceable against such Seller Group Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights or by general equitable principles

(regardless of whether enforcement is sought at Law or in equity) (the “Enforceability Exceptions”).
Section 3.3 No Violation or Approval; Consents.
(a) None of the execution, delivery and performance of this Agreement or any other Transaction Document by such Seller Group Party nor its consummation of the Contemplated Transactions will:
(i) require the notice, consent, waiver, approval, order or authorization of, or registration or filing with, any Governmental Authority (collectively, “Governmental Filings and Approvals”), other than (A) those filings required to be made under the HSR Act and those filings required to be made under other Antitrust Laws listed on Schedule 3.3 of the Disclosure Schedules; and (B) Governmental Filings and Approvals that, if not obtained or made, would not have a Seller Material Adverse Effect;
(ii) (A) constitute or result in a violation of any Law or Governmental Order to which such Seller Group Party is subject or by which any of its properties or assets is bound; (B) constitute or result in the violation or breach of any term, condition or provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Contract to which such Seller Group Party is a party; or (C) result in the creation or imposition of a Lien upon any property or assets of such Seller Group Party, except with respect to clauses (A), (B) and (C), as would not have a Seller Material Adverse Effect; or
(iii) result in a breach or violation of, or default under, the Organizational Documents of such Seller Group Party.
Section 3.4 Title to Sale Interests. Such Seller Group Party, if an Existing Seller, is the sole legal and beneficial owner of record of, and has good and valid title to the Sale Interests free and clear of all Liens (other than Liens under applicable securities Laws). As of the Closing, such Seller Group Party, if a Seller, will be the sole legal and beneficial owner of record of, and have good and valid title to the Sale Interests, as updated following consummation of the Reorganization pursuant to Section 6.7, free and clear of all Liens (other than Liens under applicable securities Laws).
Section 3.5 Litigation. There is no Action pending or, to the Knowledge of a Seller Group Party, threatened, against a Seller Group Party or any of its Affiliates, or any of its or their respective properties, assets or businesses, that would have a Seller Material Adverse Effect.
Section 3.6 Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable by the Company or its Subsidiaries in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of such Seller Group Party or for which the Company has any liabilities.

Section 3.7 Certain Acknowledgements. None of the Seller Group Parties is relying and none of the Seller Group Parties has relied on any representations or warranties whatsoever by or behalf of Investor regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article V.
Section 3.8 No Other Representations and Warranties. None of the Seller Group Parties nor any other Person makes any representation or warranty to Investor or its Affiliates with respect to any projections, estimate or budgets delivered to or made available to Investor or its Affiliates or their respective Representatives of future revenues, expenses or future results of operations of any Business Group Company, unless such information is expressly addressed or included in a representation or warranty contained in this Agreement. Except as set forth in the other Transaction Documents, the representations and warranties set forth in this Article III are the sole and exclusive representations and warranties of the Seller Group Parties in connection with the Contemplated Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND KJI
Except as set forth in the Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered Section of this Article IV and any other numbered and lettered Section of this Article IV to the extent it is reasonably apparent upon reading the disclosure contained in such section of the Disclosure Schedules on its face, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article IV), the Company and KJI (solely with respect to Sections 4.2, 4.3(c), and 4.12) represent and warrant to Investor that as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be made as of such date) that:
Section 4.1 Organization.
(a) Each of the Company and its Subsidiaries is duly organized or formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or formation.
(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing (if applicable) would not have a Material Adverse Effect. Each of the Company and its Subsidiaries possess all requisite limited liability company or similar power and authority necessary to own, operate and lease and license its assets and properties and to carry on its business as currently conducted.

(c) The Company has delivered to Investor true and correct copies of the Company’s and each of its Subsidiaries’ Organizational Documents, each as in effect on the date hereof.
Section 4.2 Power and Authorization; Enforceability. Each of the Company and KJI has all requisite limited liability company, corporate or similar power and authority to execute and deliver this Agreement and the other Transaction Documents required to be executed and delivered by it in connection with the Contemplated Transactions and to perform its obligations hereunder and thereunder. Each of the Company and KJI has taken all limited liability company or corporate, as applicable, actions required to be taken by or on behalf of it to authorize and permit the execution and delivery by it of this Agreement and each other Transaction Document required to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Contemplated Transactions. This Agreement, and each other Transaction Document to be executed and delivered by the Company and KJI pursuant hereto, has been or will be, as applicable, duly executed and delivered by the Company and KJI, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes, or will constitute, as applicable, the legal, valid and binding obligations of the Company and KJI, enforceable against the Company and KJI in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 4.3 Capitalization.
(a) Schedule 4.3(a) of the Disclosure Schedules sets forth as of the date hereof (i) the number of issued and outstanding Equity Interests of the Company; (ii) the legal and beneficial owners of such issued and outstanding Equity Interests of the Company; and (iii) the number of Equity Interests of the Company owned by each such owner (the “Company Equity Interests”). All of the Company Equity Interests are duly authorized and validly issued, fully paid, and nonassessable and free and clear of all Liens other than Liens under the Organizational Documents or applicable securities Laws. As of the date of this Agreement all issued and outstanding Company Equity Interests are owned by KK Holdings and KMJ Trust and as of the Closing will be owned by the Sellers.
(b) Schedule 4.3(b) of the Disclosure Schedules sets forth for each Business Group Company other than the Company (a “Business Group Subsidiary”) (i) its name and jurisdiction of organization or formation; and (ii) the number of issued and outstanding Equity Interests; and (iii) the legal and beneficial owners of such issued and outstanding Equity Interests as of the date of this Agreement and as of the Closing. All of the issued and outstanding Equity Interests of the Business Group Subsidiaries have been duly authorized and are validly issued, fully paid, and nonassessable. All Equity Interests of the Business Group Subsidiaries are owned free and clear of all Liens.
(c) There are (i) no outstanding securities of any Business Group Company convertible into or exchangeable for units or other Equity Interests of a Business Group Company, and (ii) no outstanding or authorized options, restricted units, phantom interests, warrants, rights to subscribe to, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights, calls, trusts or other Contracts, in each case, made by a Business Group Company or KKJ relating to any Equity Interests of a Business Group Company, or Contracts by which a Business Group Company is bound to issue any Equity Interests, options, restricted units, phantom interests, warrants, rights to subscribe to, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or calls relating to any Equity Interests of a Business Group Company.
Section 4.4 No Violation or Approval. None of the execution or delivery of this Agreement or any other Transaction Document by the Company nor its consummation of the Contemplated Transactions will:
(a) require any Governmental Filings and Approvals, other than (i) those filings required to be made under the HSR Act and those filings disclosed on Schedule 3.3 of the Disclosure Schedules, and (ii) Governmental Filings and Approvals that, if not obtained or made, would not have a Material Adverse Effect;
(b) (i) constitute or result in a violation of any Law or Governmental Order to which the Company is subject or by which any of its properties or assets is bound; (ii) constitute or result in the violation or breach of any term, condition or provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party with respect to any Material Contract or Permit; or (iii) result in the creation or imposition of a Lien upon any property or assets of the Company, except with respect to clauses (i), (ii) and (iii), as would not have a Material Adverse Effect on the Business Group Companies, taken as a whole; or
(c) result in a breach or violation of, or default under, the Organizational Documents of the Company.
Section 4.5 Financial Statements; Internal Controls.
(a) Attached hereto as Schedule 4.5(a) of the Disclosure Schedules are the following financial statements: (i) the unaudited statement of assets and liabilities of the Company as of September 30, 2019 and the related statement of revenues and expenses of the Company for the nine months then ended, (ii) the unaudited statements of assets and liabilities of the Company as of December 31, 2018 (the “Company’s Reference Balance Sheet”) and as of December 31, 2017, and the related statement of revenues and expenses of the Company for the fiscal years then ended, (iii) the unaudited statements of revenues and expenses of K Skin as of September 30, 2019 and the related statement of revenues and expenses of K Skin for the nine months then ended (which, together with the Company unaudited balance sheet as of September 30, 2019 and the related statement of revenues and expenses for the nine months then ended, the “Interim Financial Statements”) and (iv) the unaudited statement of revenues and expenses of K Skin as of December 31, 2018 (the “K Skin’s Reference Balance Sheet” together with the Company’s Reference Balance Sheet, the “Business Group Companies Reference Balance Sheets”), and the related statement of revenues and expenses of K Skin for the fiscal year then ended (the financial statements referred to in (i), (ii), (iii), (iv), collectively, the “Financial

Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles consistently applied, except for the Interim Financial Statements, which are subject to normal, year-end adjustments to record operating expense on an accrual basis, which are not in the aggregate material. The Financial Statements are consistent with the books of account and other financial records of the Business Group Companies and are accurate and complete in all material respects and fairly present, in all material respects, the financial position of the Business Group Companies as of the dates thereof and for the periods referenced therein.
(b) The Business Group Companies maintain, (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Business Group Companies is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) access to the properties and assets of the Business Group Companies is permitted only in accordance with management’s authorization and (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with the Accounting Principles. During the past two (2) years, no director or officer of any Business Group Company or non-officer employee, external auditor, external accountant or similar authorized Representative of any Business Group Company, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Business Group Company or any Business Group Company’s internal accounting controls, including any material complaint, allegation or claim that any Business Group Company has engaged in questionable accounting or auditing practices.
Section 4.6 No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Liabilities (absolute, accrued, contingent or otherwise), except for Liabilities (i) that are specifically stated and adequately reserved against in the Company’s Reference Balance Sheet, (ii) that have been incurred in the ordinary course of business since the Reference Balance Sheet Date and that have not had a Material Adverse Effect.
Section 4.7 Ordinary Course of Business; No Material Adverse Effect.
(a) Except as contemplated by this Agreement, since the Reference Balance Sheet Date, the Business Group Companies have operated their respective businesses in the ordinary course of business, and there has not been any Material Adverse Effect that is continuing.
(b) Since the Reference Balance Sheet Date until the date of this Agreement, there has not been any action or event that would have required Investor’s consent pursuant to Section 6.1 had such action or event occurred after the date hereof.
Section 4.8 Taxes.

(a) The Company and its Subsidiaries have filed all income and other material Tax Returns required to be filed by them (taking into account all applicable extensions). All such Tax Returns are true, correct, and complete in all respects. All income and other material Taxes due and owing by the Company and its Subsidiaries have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required) or accrued in accordance with GAAP. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax (other than any automatic, customary extensions of time in which to file a Tax Return).
(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the Financial Statements, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth the balance sheets contained in the Financial Statements.
(c) No deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority that have not been paid or otherwise resolved. The Company has delivered or made available to Investor complete and accurate copies of all income and other material federal and state Tax Returns of the Company and its Subsidiaries filed since the Company’s formation. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes that is still in force, or agreed to any extension of time with respect to any Tax assessment or deficiency that has not been previously resolved.
(d) There are no pending Actions with any Governmental Authority with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that it intends to commence such an Action.
(e) There are no Liens for Taxes, other than Permitted Liens, on any assets of the Company or any Subsidiary.
(f) Neither the Company nor any Subsidiary of the Company is a party to, or is bound by, any written Tax-sharing agreement or similar arrangements (including indemnity arrangements but excluding any customary commercial agreement a principal purpose of which is not Taxes (any such agreement, an “Ordinary Commercial Contract”)).
(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Requirements of Law), (ii) as a transferee or successor, (iii) by Contract (other than an Ordinary Commercial Contract), or (iv) otherwise under applicable Law.
(h) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unitholder or other third party.

(i) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).
(j) Since its formation, the Company has been an eligible entity within the meaning of Treasury Regulation Section 301.7701-3(b)(i), has been treated as a partnership for U.S. federal income tax purposes, and has not made any election to be treated as an association for federal, state or local income Tax purposes. Schedule 4.8(j) of the Disclosure Schedules sets forth the entity classification of each of the Subsidiaries for purposes of U.S. federal income Taxes. King Kylie DISC, Inc. has satisfied, and, at all times prior to the Closing Date, will satisfy, the requirements to be treated as a domestic international sales corporation (“DISC”) under Section 992(a)(1) of the Code. Each such entity has, at all times, (i) been eligible for such U.S. federal income tax classification under applicable Tax law and (ii) operated in all ways consistently with such classification.
(k) No Subsidiary of the Company is a controlled foreign corporation within the meaning of Section 957(a) of the Code.
(l) Neither the Company nor any Subsidiary of the Company has made an election pursuant to Section 965(h) of the Code prior to the Closing Date.
(m) Within the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(n) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country of its formation.
(o) Neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority in a jurisdiction in which the Company or such Subsidiary of the Company does not file Tax Returns to the effect that the Company or such Subsidiary of the Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.
(p) No “section 197 intangible,” as defined in Section 197(d)(1) of the Code, held by the Company or a Subsidiary of the Company was held or used on or before August 10, 1993, by the Company, its Affiliates, or a “related person” within the meaning of Section 197(f)(9)(C) of the Code.
(q) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(r) change in method of accounting for a taxable period ending on or prior to the Closing Date made on or prior to the Closing Date;
(s) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(t) final determination by any Taxing Authority following the settlement of any audit, examination, or other proceeding entered into on or prior to the Closing Date;
(u) intercompany transactions entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) existing as of the Closing;
(v) installment sale or open transaction disposition made on or prior to the Closing Date;
(w) deferred revenue or prepaid amount received on or prior to the Closing Date; or
(x) election under Section 108(i) of the Code made on or prior to the Closing Date.
(y) K Skin has been and will be an “S” Corporation (as defined in Section 1361(a) of the Code) at all times since its organization through the time immediately prior to the Reorganization. Neither the Company nor K Skin has the potential for liability for any Tax under Section 1374 of the Code.
Section 4.9 Property.
(a) No Business Group Company owns any real property. No Business Group Company is party to any agreement or option, to sell or purchase any real property.
(b) Schedule 4.9(b) of the Disclosure Schedules sets forth a true and correct list of each lease, license, sublease or similar occupancy agreement as of the date of the Agreement (each, a “Real Property Lease”) (showing the parties thereto and location) under which any Business Group Company is lessee, sublessee or licensee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Prior to the date hereof, the Company has delivered, or made available for review, true and correct copies of the Real Property Leases and such Real Property Leases have not been amended or modified since that date. The Company has a valid and subsisting leasehold estate with respect to each of its Leased Real Properties. The Real Property Leases are valid, binding, and in full force and effect and free and clear of all Liens, other than Permitted Liens. No Business Group Company has collaterally assigned, transferred or pledged any interest in any of the Real Property Leases.
(c) Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the

Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. No Business Group Company has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property. All buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with all applicable Requirements of Laws. The Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) sufficient for continued use in the manner in which they are presently being used.
Section 4.10 Compliance with Laws. The Business Group Companies have operated their respective businesses in compliance with all applicable Laws and Governmental Orders except as would not be material to the Business Group Companies, taken as a whole, and no Business Group Company has received any notice from a Governmental Authority asserting any such violation of such Laws or Governmental Orders other than as would not be material to the Business Group Companies taken as a whole. The Business Group Companies have not received written notice of any investigation by any Governmental Authority regarding a violation of any Law or Governmental Order by a Business Group Company that is pending or to the Knowledge of the Company, threatened, other than any such investigations that would not be material to the Business Group Companies taken as a whole.
Section 4.11 Benefit Plans.
(a) Schedule 4.11(a) of the Disclosure Schedules sets forth a true and correct list of all material Company Plans.
(b) The Company has made available to Investor with respect to each Company Plan listed on Schedule 4.11(a) of the Disclosure Schedules, to the extent applicable, (i) a copy of each written Company Plan or a summary of each Company Plan that is not in writing, correct and complete and as in effect on the date hereof, (ii) the most recent annual report on Form 5500 required to be filed with the IRS, if any, (iii) the most recent summary plan description, including all summaries of material modifications required under ERISA, if any, (iv) each trust, insurance, annuity or other funding Contract, including all amendments thereto, (v) the most recently prepared financial statements and actuarial or other valuation reports and (vi) the most recent IRS determination, opinion or advisory letter for each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.
(c) For each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable and current IRS determination, opinion or advisory letter to such effect, and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification or any material Liability to a Business Group Company.
(d) Each Company Plan (and any related trust or other funding vehicle) has been established, maintained, operated and administered in material compliance with its terms and all applicable Laws. With respect to each Company Plan, except as would not reasonably be expected to result in material Liability to any Business Group Company (i) there are no pending or, to the Company’s Knowledge, threatened, Actions (other than claims for benefits in the ordinary course of business), (ii) no facts or circumstances exist, to the Knowledge of the Company, that would reasonably be expected to give rise to any such Actions and (iii) no audit, investigation or other administrative proceeding by the U.S. Department of Labor, IRS or any other Governmental Authority is pending, or, to the Company’s Knowledge, threatened.
(e) No Business Group Company has any obligation to provide health or other non-pension benefits to any employee or former employee of a Business Group Company upon retirement, or termination of employment for any reason, except as specifically required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law. No Company Plan is, and the Company does not sponsor, maintain, contribute to, and has not, within the past six (6) years, sponsored, maintained, contributed to, or had any Liability (including by virtue of being an ERISA Affiliate of any other Person) with respect to any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(f) Neither the execution and delivery of this Agreement nor the consummation of any or all of Contemplated Transactions, alone or in combination with any other event (including any termination of employment as of or following the Closing), will: (i) entitle any Company Personnel to severance pay or any material increase in severance pay, (ii) accelerate the time of payment, funding or vesting or increase the amount of any compensation or benefit due to any Company Personnel or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Company Personnel that would constitute a “parachute payment” within the meaning of Section 280G of the Code. No Company Personnel is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such Person, including any Tax required by Section 409A or 4999 of the Code.
(g) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code and the regulations thereunder in all material respects.
Section 4.12 Intellectual Property.
(a) Schedule 4.12(a) of the Disclosure Schedules sets forth a correct and complete list, including, in each case, the applicable jurisdiction and record owner, of all (i) patents and patent applications, (ii) Trademarks, (iii) Internet domain names and (iv) copyright registrations and applications, in each case owned by a Business Group Company or, to the extent related to the Business, owned by KJI (“Registered IP”). Except as set forth on Schedule 4.12(a) of the Disclosure Schedules, a Business Group Company or KJI is the sole and exclusive owner of all of the Registered IP free and clear of all Liens (other than Permitted Liens) and all such Registered IP is subsisting, valid and enforceable.
(b) None of the Business Group Companies’ operations of their respective businesses has or does infringe upon, misappropriate or otherwise violate any Intellectual

Property rights of any Person. No Action is pending or, to the Knowledge of the Company, since January 1, 2017, has been threatened, (i) asserting that a Business Group Company, KKJ or KJI has infringed upon, misappropriated or otherwise violated the Intellectual Property rights of any Person, or (ii) challenging the scope, validity or enforceability of the Likeness of KKJ, the KKJ Trademarks, or any other Intellectual Property owned by a Business Group Company, KJI or KKJ (with respect to KJI and KKJ, solely as such Intellectual Property relates to the Business). To the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated any Intellectual Property of any Business Group Company, KJI or KKJ (with respect to KJI and KKJ, solely as such Intellectual Property relates to the Business), and no Action alleging the foregoing has been asserted or threatened against any Person by any Business Group Company, KJI or KKJ since January 1, 2017.
(c) The Company or a Subsidiary of the Company owns, or has valid rights to use, and immediately after the Closing will continue to own and have such rights to use, all of the Intellectual Property necessary to conduct the businesses of the Business Group Companies as conducted as of the date hereof and as of the Closing, free and clear of all Liens (other than Permitted Liens).
(d) A Business Group Company is the sole and exclusive owner of all of the Intellectual Property rights in the Products (including the trade dress, formulas and packaging thereof and promotion, advertising and marketing therefor), other than the Likeness of KKJ or KMJ and the KKJ Trademarks licensed to the Company pursuant to the Trademark License Agreement.
(e) To the Company’s Knowledge, there is no jurisdiction anywhere in the world in which the names KING KYLIE, KING KYLIE COSMETICS, KYLIE KRISTEN JENNER, KING KYLIE SKIN and KING KYLIE HAIR are not available for use and registration by a Business Group Company or KJI in connection with the types of products and services offered by the Business.
(f) Each employee, contractor and consultant involved in the creation, invention or development of any material Intellectual Property (collectively, “Contributor”), including the Registered IP, used by or on behalf of a Business Group Company or KJI, has executed a valid and enforceable written assignment of all such Intellectual Property to a Business Group Company or KJI as applicable, and no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration) with respect to, any such Intellectual Property.
(g) The Business Group Companies and KJI have taken reasonable and appropriate steps to protect and maintain the secrecy of, and all rights in, Trade Secrets owned, used or held for use by them (with respect to KJI, solely as such Trade Secrets relate to the Business), including by requiring all Contributors and any other Person with access to such Trade Secrets to execute confidentiality and non-disclosure agreements and there have been no material breaches of such agreements by any party thereto.

(h) Other than as disclosed on Schedule 4.12(h) of the Disclosure Schedules, none of KKJ, KJI or the Business Group Companies has entered into or is otherwise bound by a Contract that grants any Person any rights to use, license or otherwise exploit the Likeness of KKJ (including any endorsement or promotion by KKJ) or the KKJ Trademarks, in each case, in the Beauty and Cosmetics Field.
(i) The Exclusivity Period (as defined in the KK LLC Ulta Agreement (as defined in the Disclosure Schedules)) currently is in force only with respect to the products and services set forth on Schedule 4.12(i), and shall terminate with respect to all products and services by no later than December 31, 2019, unless extended in accordance with the terms thereof and hereof.
Section 4.13 Permits. The Business Group Companies have all federal, state, local and foreign licenses, permits, consents, franchise, privileges, immunities, authorizations, exemptions, registrations, certificate, variances or other approvals or rights required for the operation of its business as now being conducted (collectively, “Permits”), except where failure to have any such Permits would not be material to the Business Group Companies, taken as a whole. All such Permits are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with all such Permits other than as would not have a Material Adverse Effect.
Section 4.14 Labor and Employment.
(a) No Business Group Company is a party to any collective bargaining agreement. No labor organization represents or purports to represent any employees of a Business Group Company in connection with their employment for a Business Group Company. There are no pending campaigns seeking to authorize representation of the employees of any Business Group Company by any labor organization. With respect to the Business Group Companies, there is no pending or, to the Company’s Knowledge, threatened material unfair labor practice charge or complaint, strike, slowdown, lockout or work stoppage.
(b) The Business Group Companies are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including, but not limited to workers’ compensation, terms and conditions of employment, worker safety, wages and hours, discrimination, immigration and the United States Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. and the regulations promulgated thereunder (and any similar state, local or foreign Laws) (collectively, the “WARN Act”).
(c) No Action by or on behalf of any Company Personnel, or applicant for any such position, in their capacity as such, or otherwise arising out of the labor or employment practices of a Business Group Company, is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.
(d) The Business Group Companies have not received notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, anti-discrimination, affirmative action, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an audit or investigation with respect to or relating to the Company and its Subsidiaries or notice that such investigation is in progress.
(e) Since January 1, 2017, no Business Group Company has effectuated in the United States a “plant closing” (as defined in the WARN Act) or a “mass layoff” (as defined in the WARN Act). No Business Group Company is subject to any material unsatisfied Liability to or penalties in respect of any current or former employees of the Company or any of its Subsidiaries triggered by the closure of any office or facility or employee downsizing or other restructuring measures affecting its workforce (or portions thereof).
(f) (i) Since January 1, 2017, no Business Group Company has been a party to any material settlement agreement with any Person resolving any allegation of sexual harassment or misconduct by a Business Group Company or any Company Personnel; (ii) there have been no Actions pending or, to the Company’s Knowledge, threatened, against a Business Group Company involving allegations that any Company Personnel engaged in sexual harassment or sexual misconduct with respect to any other Company Personnel; and (iii) no allegations of sexual harassment or sexual misconduct (oral or written) have been made against any Senior Executive of a Business Group Company.
(g) (i) With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and (ii) as of the date of this Agreement, no facts exist that would give rise to a Liability of a Business Group Company under any such insurance policy in the nature of retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring prior to the Closing Date.
(h) Prior to the date hereof, the Company has made available to Investor all of the written employment workplace policies in effect as of the date hereof with respect to the Business Group Companies (the “Company Policies”). No Senior Executive of a Business Group Company has failed, or to the Company’s Knowledge has been alleged to have failed, to comply with the Company Policies in any material respect.
(i) No Senior Executive of a Business Group Company has terminated his or her employment with the Company or has notified the Company that he or she intends to terminate his or her employment with the Company.
Section 4.15 Environmental Matters.
(a) No Business Group Company has since January 1, 2017, received a written notice of violation, citation or request for information from a Governmental Authority or is currently a party to any unresolved Governmental Order, in each case (i) relating to the presence, release or threatened release of a Hazardous Material, an alleged exposure to a Hazardous Material or a violation of, non-compliance with or a liability under applicable

Environmental Laws or Environmental Permits, and (ii) which would reasonably be expected to result in material Liability to a Business Group Company under applicable Environmental Laws.
(b) To the Knowledge of the Company (i) there are no Hazardous Materials present in any Products except in material compliance with Environmental Laws, and (ii) there has been no release of Hazardous Materials at, on or from the Leased Real Property or at any third-party site to which Hazardous Materials generated by a Business Group Company were sent for treatment or disposal, except, in each case of clause (i) or (ii), which would not reasonably be expected to result in material Liability to a Business Group Company under applicable Environmental Laws.
(c) There are no lawsuits, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against a Business Group Company alleging any failure to comply with, or alleging Liability pursuant to, any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a material liability to a Business Group Company and no Business Group Company has assumed by Contract or by operation of any applicable Law, any material Liability of any third Person in respect of exposure to Hazardous Materials or arising under Environmental Laws.
(d) Each Business Group Company: (i) is and since January 1, 2017, has been in compliance with applicable Environmental Laws (including the obligation to obtain, comply with and maintain all Environmental Permits necessary for its operations) and (ii) has had in place all product safety and health and safety training programs, certifications, and warnings required by Environmental Laws relevant to its Products, employees and respective operations, in each case of (i) and (ii), except for any such noncompliance or failure to maintain or have in place which would not, individually or in the aggregate, reasonably be expected to result in material Liability to a Business Group Company under applicable Environmental Laws.
(e) The Company has made available all environmental assessments, audits, reports, and other documents in their possession or reasonable control relating to the Products, operations and properties of the Business Group Companies that would be material and relevant to an assessment of environmental matters relating to the Business Group Companies.
Section 4.16 Material Contracts.
(a) Schedule 4.16 of the Disclosure Schedules sets forth, as of the date hereof, a list of all Contracts of the types described below to which a Business Group Company, or solely for purposes of Section 4.16(a)(xv) below, KJI or KKJ, is a party or is otherwise bound (all such Contracts required to be set forth on Schedule 4.16 of the Disclosure Schedules, collectively, the “Material Contracts”):
(i) all Contracts pursuant to which a Business Group Company is (i) obligated to make payments in any calendar year in excess of $250,000, or (ii) entitled to receive payments in any calendar year in excess of $250,000;

(ii) all Contracts entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or material amount of stock or assets of Person or any real property and pursuant to which a Business Group Company has an existing obligation, including in respect of indemnification obligations, purchase price adjustment, or otherwise;
(iii) other than with respect to the Reorganization, any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;
(iv) any Contract requiring any future capital expenditures by a Business Group Company in excess of $250,000;
(v) any Contract that provides for the indemnification or assumption of any Liability of any Person by a Business Group Company other than in the ordinary course of business;
(vi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract with a value in excess of $250,000;
(vii) any Contract to which a Governmental Authority is a party;
(viii) any hedging, swap, derivative or similar Contract;
(ix) any Contract involving a Related-Party Transaction;
(x) any Contract with a Material Customer;
(xi) any Contract with a Material Supplier;
(xii) all partnership, joint venture, limited liability company agreements, Tax sharing agreements, or other similar agreements (involving for clarity a share of profits, losses, costs or liabilities);
(xiii) all Contracts that contain a covenant restricting the ability of a Business Group Company or any of its Affiliates (or following the Closing, Investor or any of Investor’s Affiliates) to compete in any line of business or geographic area with any Person or solicit any executive officers, managers or customers;
(xiv) all Contracts pursuant to which a Business Group Company leases any material real property;
(xv) all Contracts pursuant to which a Business Group Company (or KJI or KKJ in connection with the Business) (A) is granted or obtains or agrees to obtain any right to use or register any material Intellectual Property, (B) is restricted in its right to use or register any material Intellectual Property, or (C) permits, or agrees to permit any other Person to use or register any material Intellectual Property, including any license agreements, software or trade secret escrow agreements, option agreements to acquire Intellectual Property, coexistence agreements, and covenants not to sue, in the case of each of clauses (A)–(C) above other than licenses for commercially available, off-the-shelf software used by a Business Group Company;
(xvi) all collective bargaining agreements;
(xvii) all Contracts under which a Business Group Company has incurred any outstanding Indebtedness for borrowed money that remains outstanding;
(xviii) all Contracts involving a settlement or compromise of any Action to which a Business Group Company or any of its directors or officers (in their capacity as such) is a party (A) that has been entered into in the last seven (7) years or (B) that has any continuing obligations in excess of $250,000 or is required to comply with any material covenants after the date hereof; and
(xix) any other Contract that is material to the Business Group Companies, taken as a whole.
(b) None of the Company or its Subsidiaries (after taking into account the Reorganization) has any obligations or liabilities pursuant to the agreements referred to on Schedule 4.16(b), each of which is no longer in effect.
(c) True and correct copies of each such Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) have been made available to Investor. Each such Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Business Group Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No Business Group Company, nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach or default under, or has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.
Section 4.17 Litigation. Except as set forth in Schedule 4.17 of the Disclosure Schedules, there are no material Actions to which any Business Group Company or any of their respective directors and officers (in their respective capacities as such), is a party (either as plaintiff or defendant) that is pending or, to the Company’s Knowledge, threatened in writing against any Business Group Company or any of their respective directors and officers (in their respective capacities as such), properties, assets or businesses, in each case other than as would be material to the Business Group Companies taken as a whole.
Section 4.18 Insurance. Each of the Business Group Companies is currently insured with policies of insurance and bonds of the type and in amounts as is customary and appropriate in its industry (taking into account the size of the Business), including all legally required workers’ compensation insurance, casualty, fire, products liability and general liability insurance. Each such policy or coverage is in full force and effect, all premiums due and payable thereunder have been paid in full, and no Business Group Company thereof is in default with respect to the obligations under any such policies or has otherwise failed to comply in all material respects with the terms and conditions of such policies other than as would not be material to the Business Group Companies taken as a whole. No Business Group Company or Affiliate thereof has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to question, dispute or deny any material claim thereunder.
Section 4.19 Brokers. Except as otherwise set forth in Schedule 4.19 of the Disclosure Schedules, there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has any liabilities.
Section 4.20 Related-Party Transactions. Except as otherwise set forth in Schedule 4.20 of the Disclosure Schedules, there are no loans, leases or other Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any officers, directors, direct or indirect equity holders (including any Seller Group Party) or employees of the Company or any Subsidiary of the Company or their respective Affiliates or immediate family members, on the other hand (collectively, the “Related-Party Transactions”). Related-Party Transactions shall not include offer letters, employment or similar agreements, Company Plans or director or officer indemnification agreements.
Section 4.21 Title, Condition and Sufficiency of Assets.
(a) The Company has good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets reflected in the Company’s Reference Balance Sheet or acquired after the Reference Balance Sheet Date, free and clear of all Liens other than Permitted Liens, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Reference Balance Sheet Date.
(b) K Skin has good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets reflected in the K Skin’s Reference Balance Sheet or acquired after the Reference Balance Sheet Date, free and clear of all Liens other than Permitted Liens, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Reference Balance Sheet Date.

(c) The properties, assets and rights of the Business Group Companies will, following the Reorganization and immediately following the Closing, (i) include all properties, assets and rights used or held for use in connection with the conduct of the business of the Company and K Skin in substantially the same manner as conducted prior to the Closing (including access to the material books and records of any Business Group Company) and (ii) be sufficient for the continued conduct of the Business after the Closing in substantially the same manner as the Business was conducted prior to the Closing.
Section 4.22 Customers.
(a) Schedule 4.22(a) of the Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of the top ten (10) third-party customers (by revenue) of the Business Group Companies, taken as a whole, for the twelve (12) months prior to the Reference Balance Sheet Date (collectively, the “Material Customers”) and the amount of consideration paid to the Business Group Companies by each Material Customer during such twelve (12) month period. During the twelve (12) months prior to the Reference Balance Sheet Date, none of the Business Group Companies nor, to the Company’s Knowledge, any of their Affiliates has received any notice, whether written or oral, from any Material Customer indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business Group Companies.
(b) Schedule 4.22(b) of the Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of the top ten (10) third-party suppliers and service providers (by revenue) of the Business Group Companies, taken as a whole, for the twelve (12) months prior to Reference Balance Sheet Date (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Business Group Companies during such period. During the twelve (12) months prior to the Reference Balance Sheet Date, none of the Business Group Companies nor any of its Affiliates has received any notice, whether written or oral, from any Material Supplier indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business Group Companies.
Section 4.23 Product Liability.
(a) The Business Group Companies are, and since January 1, 2017, have been, in compliance in all material respects with all Food and Drug Law (including with any notification or registration requirements). Since January 1, 2017, none of the Business Group Companies has received written notice of, and there is no pending, or to the Knowledge of the Company, threatened action, suit, proceeding, injunction or investigation against the Business Group Companies by any Governmental Authority or other Person asserting a material lack of compliance with any Food and Drug Law.
(b) Since January 1, 2017, each of the Business Group Companies has been in compliance in all material respects with the applicable facility registration and listing provisions of, and have prepared and maintained all records, studies and other documentation needed to comply in all material respects with the requirements of, the United States Food and Drug Administration (including any successor regulatory agency, the “FDA”) and other Governmental

Authorities for their current business activities relating to their Products. Since January 1, 2017, none of the Business Group Companies has made any material false statements in, or material omissions from, any applications, approvals, reports or other submissions made to the FDA or any other Governmental Authority or in any other records and documentation prepared or maintained by a Business Group Company solely for compliance with the requirements of the FDA or other Governmental Authorities relating to their Products.
(c) Since January 1, 2017, no report of any problems or defects involving any Product has been required to be filed with any Governmental Authority under applicable Law, and none of the Business Group Companies has received written notice of any citation, decision, adjudication or written statement by any Governmental Authority or consent decree stating that any product is unsafe or fails to meet safety standards promulgated by any Governmental Authority. Since January 1, 2017, none of the Business Group Companies has voluntarily recalled, suspended or discontinued manufacturing any product, nor has any Business Group Company received any written notice since January 1, 2017, from any Governmental Authority that such Governmental Authority has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any Product or that such Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product.
Section 4.24 Data Protection and Cyber Security.
(a) The Business Group Companies have implemented appropriate policies and procedures to comply in all material respects with Data Protection Laws relating to the privacy, security and processing of personal data, including by (i) appointing a data protection officer, if required and (ii) securing the transfer of personal data to third parties located outside of the European Economic Area on the terms of a valid data transfer mechanism. The Business Group Companies have at all times complied in all material respects with their policies and procedures concerning the privacy, security and processing of personal data and all applicable Data Protection Laws.
(b) The Business Group Companies have implemented appropriate technical and organizational measures to protect against personal data breaches, as monitored through regular penetration tests and vulnerability assessments, and has aligned its cybersecurity practices with relevant industry standards.
(c) In the last twenty-four (24) months, no Business Group Company has: (i) suffered any material past personal data breaches or cybersecurity incidents; (ii) been subject to past investigations, notices or requests from any legal or regulatory authority in relation to their data processing activities; (iii) received any claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws; and (iv) to the Knowledge of the Company, there are no circumstances which could reasonably be expected to give rise to any pending or threatened material personal data breaches or cybersecurity incidents,  investigations, notices or requests from any legal or regulatory authority in relation to their data processing activities or claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

(d) For purposes of this Section 4.24, the terms “controller”, “personal data”, “personal data breach”, “process” and its cognates, and “processor” shall have the meaning given to them in the GDPR, as applicable.
Section 4.25 Anti-Corruption Compliance, International Trade, and Anti-Money Laundering.
(a) The Business Group Companies have at all times complied with, and are currently in compliance with, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, and any other applicable anti-corruption Law. None of the Business Group Companies, or, to the Knowledge of the Company, any of their respective directors, officers, employees, or Representatives acting on behalf of any Business Group Company, has offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value, regardless of form or amount, in connection with obtaining or retaining business or to secure an improper advantage to or from any Person. No Business Group Company has (i) used, or authorized the use of, money or anything of value in relation to any unlawful payment or secret or unrecorded fund or (ii) made any false, fictitious or misleading entries in its books and records relating to the same. The Business Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with the FCPA and other applicable anticorruption Law. To the Knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries has been an official of any foreign Governmental Authority, an official of a foreign political party or a candidate for political office in any foreign country. Neither the Company nor any of its Subsidiaries is, or has been, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Governmental Authority, in connection with alleged or possible violations of the FCPA or any other applicable anti-corruption Law.
(b) No Business Group Company or any of their respective directors, officers, employees, or, to the Knowledge of the Company, independent contractors or representatives is, or is 50% or more owned, or otherwise controlled by any Person that is: (i) the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or any other relevant Governmental Body (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is the target of, comprehensive Sanctions, including, currently, Crimea, Cuba, Iran, North Korea, and Syria (“Embargoed Countries”). In addition, to the Knowledge of the Company, since December 31, 2015, no Business Group Company or any of their respective, directors, officers, employees, independent contractors, or representatives while acting on behalf of any Business Group Company have engaged in any unauthorized business with any Person that is the target of Sanctions or any Embargoed Country. No Seller Group Party will, directly or indirectly, use the proceeds of the transactions contained herein, or lend, contribute or otherwise make available such proceeds to any Person: (x) to finance unauthorized activities or business of or with any Embargoed Country or Person that, at the time of such funding, is, the target of Sanctions, or (y) in any other manner that would result in a violation of Sanctions by any Person. The Business Group Companies and their respective directors, officers, employees and, to the

Knowledge of the Company, Representatives are, and since December 31, 2015, have been, in compliance in all material respects with Sanctions and Anti-Money Laundering Laws.
Section 4.26 Certain Acknowledgements. The Company is not relying nor has relied on any representations or warranties whatsoever by or behalf of Investor regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article V.
Section 4.27 No Other Representations and Warranties. None of the Business Group Companies nor any other Person makes any representation or warranty to Investor or its Affiliates with respect to any projections, estimate or budgets delivered to or made available to Investor or its Affiliates or their respective Representatives of future revenues, expenses or future results of operations of any Business Group Company, unless such information is expressly addressed or included in a representation or warranty contained in this Agreement. Except as set forth in the other Transaction Documents, the representations and warranties set forth in this Article IV are the sole and exclusive representations and warranties of the Company and KJI (solely with respect to Sections 4.2, 4.3(c) and 4.12) in connection with the Contemplated Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR
Investor represents and warrants to the Sellers as follows:
Section 5.1 Organization. Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
Section 5.2 Power and Authorization; Enforceability. Investor has all requisite corporate or similar power and authority to execute and deliver this Agreement and the other Transaction Documents required to be executed and delivered by it in connection with the Purchase and Sale and to perform its obligations hereunder and thereunder. Investor has taken all corporate or other actions required to be taken by or on behalf of Investor to authorize and permit the execution and delivery by Investor of this Agreement and each other Transaction Document required to be executed and delivered by it pursuant hereto, the performance by Investor of its obligations hereunder and thereunder, and the consummation by Investor of the Contemplated Transactions. This Agreement, and each other Transaction Document executed and delivered by Investor pursuant hereto, has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 5.3 No Violation or Approval; Consents. None of the execution or delivery of this Agreement or any other Transaction Document (to which Investor is a party) by Investor or its consummation of the Contemplated Transactions will:

(a) require any Governmental Filings and Approvals, other than (i) those filings required to be made under the HSR Act and those filings required to be made under other Antitrust Laws listed on Schedule 3.3 of the Disclosure Schedules; and (ii) approvals that, if not obtained or made, would not have an Investor Material Adverse Effect;
(b) (i) constitute or result in a violation of any Law or Governmental Order to which Investor is subject or by which any of its properties or assets is bound; (ii) constitute or result in the violation or breach of any term, condition or provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Contract to which Investor or any of its Affiliates is a party; or (iii) result in the creation or imposition of a Lien upon any property or assets of Investor, except with respect to clauses (i), (ii) and (iii), as would not have an Investor Material Adverse Effect; or
(c) result in a breach or violation of, or default under, the Organizational Documents of Investor.
Section 5.4 Litigation. There is no Action pending or, to the Knowledge of Investor, threatened, against Investor or any of its Affiliates or any of their properties, assets or businesses, that would have an Investor Material Adverse Effect.
Section 5.5 Sufficiency of Funds. Investor has, and will have as of January 6, 2020, sufficient access to funds under its existing credit facility and will, at Closing, have sufficient funds available, to pay the Closing Purchase Price and all fees and expenses payable by it hereunder.
Section 5.6 Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Investor or any of its Affiliates.
Section 5.7 Compliance with Securities Laws. Investor is acquiring the Sale Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Investor understands and acknowledges that the sale of the Sale Interests pursuant to this Agreement shall not be registered under the Securities Act, and, accordingly, the Sale Interests will be characterized as “restricted securities” under the Securities Act and may be resold without registration under the Securities Act only in certain limited circumstances. Investor further understands that no public market now exists for any of the securities issued by the Company and the Seller Group Parties have given no assurances that a public market shall ever exist for the Sale Interests. Investor is an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.
Section 5.8 Certain Acknowledgements. Investor is not relying nor has relied on any representations or warranties whatsoever by or on behalf of any Seller Group Party or the Company regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III in the case of representations and warranties by the

Seller Group Parties and the representations and warranties in Article IV in the case of representations and warranties by the Company.
Section 5.9 No Other Representations and Warranties. None of the Investor nor any other Person makes any representation or warranty to Investor or its Affiliates with respect to any projections, estimate or budgets delivered to or made available to Investor or its Affiliates or their respective Representatives of future revenues, expenses or future results of operations of the Investor, unless such information is expressly addressed or included in a representation or warranty contained in this Agreement. Except as set forth in the other Transaction Documents, the representations and warranties set forth in this Article V are the sole and exclusive representations and warranties of the Investor in connection with the Contemplated Transactions.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.1 Conduct of Business Prior to the Closing.
(a) Except (i) as required or prohibited by applicable Law, (ii) as contemplated by this Agreement, or (iii) with the prior written consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing or termination of this Agreement (such period, the “Pre-Closing Period”), the Seller Group Parties shall cause the Business Group Companies to, and the Company shall, and shall cause its Subsidiaries to: (A) conduct their businesses in the ordinary course of business, (B) preserve substantially intact their assets and businesses as presently conducted and (C) use commercially reasonable efforts to preserve the goodwill of the suppliers, licensors, employees, independent contractors, customers, distributors and others having business relations with any of the Business Group Companies.
(b) Without limiting the generality of the foregoing, except (i) as required or prohibited by applicable Law, (ii) as set forth in Schedule 6.1 of the Disclosure Schedules, (iii) as contemplated by this Agreement, including with respect to the Reorganization, or (iv) with the prior written consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement until the earlier of the Closing or termination of this Agreement, the Seller Group Parties shall cause the Business Group Companies not to and the Company shall not, and shall cause its Subsidiaries not to (and KJI, with respect to Section 6.1(b)(xvi) and Section 6.1(b)(xviii), shall not):
(i) amend any of their Organizational Documents;
(ii) issue, transfer, sell, deliver, pledge or encumber any of their equity interests (or options or other securities convertible into or exchangeable or exercisable for, with or without additional consideration, such equity interests) or any other options, restricted units, phantom interests, warrants, rights to subscribe to, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights, and calls or other commitments relating to any equity interests of the Business Group Companies;
(iii) split, combine, reclassify or acquire any of their Equity Interests (whether by merger, consolidation, business combination or otherwise) or otherwise their capital structure;
(iv) sell, assign, transfer, convey, lease or otherwise dispose of or encumber any assets or properties for an aggregate purchase price in excess of $250,000 in any transaction or series of related transactions, except for sales of inventory in the ordinary course of business;
(v) directly or indirectly acquire or agree to acquire any equity interest in any Person or any assets or properties for an aggregate purchase price in excess of $250,000 in any transaction or series of related transactions;
(vi) make loans or advances of borrowed money to any other Person (other than advances for travel expenses in the ordinary course of business);
(vii) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of Indebtedness in the ordinary course of business;
(viii) change or amend any material Tax elections, make any material changes to any method of Tax accounting, file any amended material Tax Return, settle or compromise any claim or assessment in respect of a material amount of Taxes or enter into any closing agreement (or similar contract) with any Taxing Authority;
(ix) engage in any corporate reorganization, voluntary liquidation or dissolution;
(x) amend, modify (including extend any exclusivity period) or terminate any Material Contract, or enter into any Contract that would be considered a Material Contract if in effect as of the date hereof;
(xi) enter into any partnership, alliance, joint venture or similar arrangement with another Person;
(xii) except as required by a Company Plan or applicable Law, (A) increase the compensation, bonus opportunity or other remuneration or benefits (including equity and equity-based awards) payable to any Company Personnel (other than increases in annual base salary or wage rate and annual cash bonuses in the ordinary course of business for Company Personnel whose annual base salary or wage rate is less than $100,000), (B) enter into, adopt, amend, terminate or supplement any Company Plan, other than renewals of any Company Plan in connection with annual open enrollment periods in the ordinary course of business (or any plan, program or arrangement that would be a Company Plan if in effect on the date hereof), or grant any change in control, retention, severance, termination or similar pay, (C) accelerate the time of payment or vesting of, or fund or otherwise secure the payment of, any compensation or benefit payable to any Company Personnel, (D) enter into any independent contractor agreement with a natural person, except for any such agreement that is terminable upon ten (10) or fewer days’ prior notice by the Company or its Subsidiaries, (E) hire any person to be employed by the Company or its Subsidiaries with an annual base salary or wage rate or consulting fees in excess of $75,000 or (F) promote, relocate or terminate (other than for cause) the employment of any Company Personnel other than in the ordinary course of business;
(xiii) commence or settle any Action, other than such settlements in the ordinary course of business that (A) are only for money damages of less than $250,000 individually and $500,000 in the aggregate, (B) include a full release of the Business Group Companies and its Affiliates and (C) do not include any admission of wrong-doing;
(xiv) make any material changes in any accounting methods, principles or practices other than changes required by GAAP or applicable Law or replace the Company’s external auditor;
(xv) except for tax distributions in accordance with the Organizational Documents, declare, accrue, set aside or pay any non-cash distribution on or in respect of any Equity Interests;
(xvi) sell, assign, transfer, convey, lease, license or otherwise dispose of, or abandon, let lapse or fail to defend or prosecute, in each case, any Intellectual Property used or held for use in the business of the Business Group Companies (other than non-exclusive licenses of Trademarks granted to distributors in the ordinary course of business);
(xvii) grant any Person the rights to use, license or otherwise exploit the Likeness of KKJ (including any endorsement or promotion by KKJ) or the KKJ Trademarks in the Beauty and Cosmetics Field;
(xviii) terminate (other than expirations in the ordinary course of business) any insurance policy maintained by a Business Group Company and pertaining to the assets, operations or employees of the Business Group Companies or the Business;
(xix) incur accounts payables outside of the ordinary course of business or delay the payment of any accounts payables outside of the ordinary course of business; or

(xx) commit, authorize or agree to take any action, as applicable, in contravention of any of the foregoing.
(c) Nothing contained in this Agreement shall give Investor, directly or indirectly, any right to control or direct the operations of the Business Group Companies prior to the Closing. During the Pre-Closing Period, each of the Company and Investor shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 6.2 Appropriate Actions; Governmental Approval.
(a) During the Pre-Closing Period, each party hereto shall use its commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that are necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the Contemplated Transactions, and (ii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Contemplated Transactions.
(b) In furtherance of the foregoing, each party hereto agrees to make as promptly as reasonably practicable all necessary applications and filings for which it is responsible with respect to the transactions contemplated by this Agreement under any Antitrust Law or by any antitrust or competition Governmental Authority (and in any event file all required HSR Act notifications no later than the tenth (10th) Business Day following the date hereof). The fees associated with such filings shall be borne by Investor.
(c) During the Pre-Closing Period, each party hereto shall cooperate with each other in connection with (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of this Agreement and (ii) seeking any such actions, consents, approvals or waivers or making any such filings. The parties shall promptly furnish to each other all documents and information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement; provided, however, that documents and/or information obtained under this Agreement may be used only in connection with the Contemplated Transactions and for no other purpose without the prior written consent of the party that provided such documents and/or information and that each disclosing party may limit disclosure of any reasonably designated privileged materials or competitively sensitive materials to counsel or outside counsel at their discretion. Without limiting the generality of anything contained in this Section 6.2(c), each party hereto shall promptly notify the other parties of any material oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit each other party hereto to review in advance, and consider any reasonable comments to, any communication proposed to be made by such party to any Governmental Authority and provide the other parties with copies of all material correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand (subject to appropriate redactions to protect any privileged or commercially sensitive information). During the Pre-Closing Period, no party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to Section 6.9, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information (subject to appropriate redactions to protect any privileged or commercially sensitive information) and providing such assistance as the other party may reasonably request in connection with the foregoing.
(d) Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Contemplated Transactions under the HSR Act and any similar Laws in any other relevant non-United States jurisdiction. Each party to this Agreement agrees to cooperate to obtain any other consents and approvals that may be required in connection with the Contemplated Transactions.
(e) Prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and shall reasonably cooperate with each other to fulfill, as soon as reasonably practicable, the conditions specified in Article VII. In connection with the foregoing, prior to the Closing, each party hereto will (a) execute and deliver the Transaction Documents and (b) comply with all applicable Laws in connection with its execution, delivery and performance of the Transaction Documents and the Contemplated Transactions.
(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Investor or any of its Affiliates to proffer to, or agree to, sell, license or dispose of or hold separate, or accept any behavioral remedy, with respect to, before or after the Closing, any assets, businesses, or interest in any assets or businesses of Investor, the Company or any of its or their respective Affiliates, and the Seller Group Parties, the Company and its Subsidiaries shall not take or agree to take on any such action without Investor’s prior written consent.
Section 6.3 Public Announcements. The initial press release, and any accompanying filing pursuant to the Exchange Act announcing the Contemplated Transactions shall be agreed upon by the Sellers and Investor (the “Initial Press Release”). No party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement (whether pursuant to the Exchange Act or otherwise) with respect to the Contemplated Transactions hereby without (to the extent permitted by Law) providing the other parties hereto an opportunity to review and comment on such public statement, except (i) to the extent such press release or statement discloses only such information as was disclosed in the Initial Press Release and (ii) to the extent that such party or any of its Affiliates determines in good faith, based on the advice of outside counsel, that it is so obligated by applicable securities or other Laws or the rules of any securities exchange, in which case such party shall give notice to the other parties in advance of such party’s or its Affiliate’s intent to make such announcement or issue such press release and provide the other party a reasonable opportunity to review and comment on such disclosure; provided, however, that no party shall be required to provide to the other party any factual description of the transaction required to be included in any Quarterly Report or Annual Report of such party to be filed with the Securities and Exchange Commission to the extent such disclosure is consistent with disclosure previously filed pursuant to applicable securities or other Laws or the rules of any securities exchange, and if such disclosure was previously provided to the other party. The parties to the Agreement hereby agree to the matters set forth on Schedule 6.3.

Section 6.4 Transaction Expenses. Except as expressly provided in this Agreement, each party shall assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by it in connection with the preparation, negotiation and execution and performance of this Agreement and the other instruments and agreements referred to herein and the consummation of the Contemplated Transactions.
Section 6.5 Access to Information. From the date hereof until the earlier of the Closing or the termination of this Agreement, and subject to compliance with applicable Law, Contracts and this Section 6.5, (i) the Seller Group Parties shall cause the Business Group Companies; and (ii) the Company shall and shall cause its Subsidiaries to, give Investor and its Representatives reasonable access during regular business hours to the properties, personnel, accountants and other Representatives (subject to any customary access agreements required by third-party advisors), books and records of the Business Group Companies at the reasonable, prior request of Investor in connection with the Contemplated Transactions; provided, however, that Investor and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Business Group Companies. If the Seller Group Parties determine, in their reasonable judgment and on the advice of counsel, that providing such information would waive or jeopardize the protection of the attorney-client privilege or any other similar privilege or immunity, the Seller Group Parties shall cooperate in good faith to enable Investor to evaluate any such information without jeopardizing such privilege or immunity.
Section 6.6 Treatment of Related-Party Contracts. The parties to the Agreement hereby agree to the matters set forth on Schedule 6.6 of the Disclosure Schedules.
Section 6.7 Reorganization. Prior to the Closing, each of the Seller Group Parties shall, and shall cause their respective applicable Affiliates to, use reasonable best efforts to effect the transactions described in Schedule 6.7 (collectively, the “Reorganization”), in substantially the manner set forth therein (the plan set forth in Schedule 6.7, as amended in accordance with this Section 6.7, the “Reorganization Plan”). The Seller Group Parties shall provide Investor with a reasonable opportunity (and in any event no less than ten (10) Business Days) to review and comment on all documentation relating to the Reorganization (the “Reorganization Documentation”). The Seller Group Parties shall consider in good faith any reasonable comments received from Investor. Prior to the Closing, the Seller Group Parties shall deliver to Investor an updated capitalization table of the Company reflecting the Reorganization. The Seller Group Parties shall, and shall use reasonable best efforts to cause their respective Affiliates to, take all other actions reasonably designed to further the completion of Reorganization prior to the Closing, and shall keep Investor reasonably informed on a timely basis with respect to all material activity concerning the status of the Reorganization.
Section 6.8 Exclusive Dealing. During the Pre-Closing Period, the Seller Group Parties shall not, and shall cause each of the Business Group Companies, their other Affiliates and their respective Representatives acting under their direction not to, directly or indirectly (a) initiate, solicit, facilitate or encourage the submission of any proposals or offers with respect to, (b) participate in any discussions or negotiations regarding or relating to, (c) furnish any other Person any information with respect to, or (d) enter into any letter of intent or agreement in principle with any Person relating to, any direct or indirect acquisition of all or substantially all of the Business Group Companies’ assets or, other than as contemplated by the Reorganization, any material portion of the equity interests of a Business Group Company, or an acquisition of a Business Group Company by merger, amalgamation, consolidation or otherwise (each of the foregoing transactions, an “Acquisition Transaction”) (in each case other than sales of inventory in the ordinary course of business and other than with respect to the Contemplated Transactions). The Seller Group Parties shall, and shall cause the Business Group Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Investor and its Affiliates) conducted heretofore with respect to any of the foregoing.
Section 6.9 King Kylie DISC, Inc. The Company shall take all actions necessary so that as of the Closing there is no cash or cash equivalents in King Kylie DISC, Inc. in excess of ordinary course operating needs of King Kylie DISC, Inc.
Section 6.10 Business Confidential Information. Each of the Seller Group Parties understands and acknowledges that such Person has had access to and has learned and will learn prior to the Closing (a) information proprietary to the Business Group Companies, including Intellectual Property, policies and strategies, details of customer and consultant contracts, operations methods, product development techniques, business plans and all other confidential information with respect to the businesses of the Business Group Companies, (b) other confidential or proprietary information of the Business Group Companies obtained by such Person prior to the Closing, including the terms of the Transaction Documents, and (c) other confidential or proprietary information of the Business Group Companies, Investor or their respective Affiliates obtained by such Person pursuant to the terms of the Transaction Documents (collectively, the “Business Confidential Information”). Each of the Seller Group Parties hereby agrees that, upon the terms and subject to the conditions set forth herein, until the five (5)-year anniversary of the Closing Date, such Person (i) will keep confidential all Business Confidential Information, and (ii) will not, directly or indirectly, disclose any Business Confidential Information to any third Person or use any Business Confidential Information in any way, in each case other than for the benefit of Investor, the Company or its Subsidiaries in performance of such Person’s duties as an officer or employee of the Company or any of its Subsidiaries. The restrictions contained in this Section 6.10 shall not apply to any information which (v) is at the Closing Date or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by any Seller Group Party in violation of this Agreement or a breach by any other Person of any legal or contractual obligation known to the

Seller Group Party (as applicable), (w) is required to be disclosed by applicable Law; provided that, in such event, the applicable Seller Group Party shall use reasonable efforts if permitted by Law to give reasonable advance notice of such requirement to Investor to enable Investor, the Company or any of its Subsidiaries to seek a protective order or other appropriate remedy with respect to such permitted disclosure, (x) becomes available to the Seller Group Party (as the case may be) on a non-confidential basis from a source other than the Business Group Companies; provided that such source is not known to the Seller Group Party to be bound by a confidentiality agreement to a Business Group Company, (y) is reasonably necessary to be disclosed to obtain the consents and approvals required hereunder, and (z) is reasonably necessary to be disclosed in order to enforce such Seller Group Party’s rights under this Agreement or any Transaction Document entered into in connection herewith.
Section 6.11 Release. Each Seller Group Party will be deemed to, and hereby does, effective as of the Closing, release and forever discharge the Company, each of its Subsidiaries and each of their respective successors, heirs and assigns from any and all Liabilities, Liens, sums of money, accounts and judgments whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to any act, omission or commitment of any kind or character whatsoever occurring prior to the Closing, including the calculation and payment of any and all amounts due to any Seller Group Party prior to the Closing (including accrued and unpaid distributions or other payments arising out of or related to a Seller Group Party’s acquisition or ownership of Equity Interests of the Company); provided, however, that such claims shall not include claims arising out of the Transaction Documents, rights to indemnification or advancement or reimbursement of expenses to which the current or former directors and officers of the Company or of any of its Subsidiaries may be entitled pursuant to the Company’s or any of its Subsidiaries’ Organizational Documents, or claims for compensation, benefits and expense reimbursement in the ordinary course of business in such Seller Group Party’s capacity as an employee or service provider of the Company or any of its Subsidiaries. For the avoidance of doubt, each Seller Group Party (in his, her or its individual capacity and on behalf of his, her or its Affiliates, Representatives and successors and permitted assigns) hereby, irrevocably waives any restriction on transfer, right of first refusal, right of first offer or similar right (including any and all rights set forth in the Company’s Organizational Documents) in respect of the transactions contemplated by this Agreement and hereby consents to the transfer of the Equity Interests contemplated hereby.
Section 6.12 Tax Matters.
(a) Procedures for Pre-Closing Tax Periods and Straddle Periods. Whenever it is necessary hereunder to determine the liability for Taxes of the Company or any Person with respect to the Company or its Subsidiaries for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of or with respect to such Person for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Person were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on a periodic basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.
(b) Tax Cooperation. Sellers, on the one hand, and Investor, on the other hand, shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes including, for the avoidance of doubt reasonable assistance with any voluntary disclosure or discussions with any taxing authority relating to sales tax. In particular, Sellers, on the one hand, and Investor, on the other hand, shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to furnish or cause to be furnished to the other, upon written request, such information and assistance as is reasonably necessary for the filing of any Tax Return for the Pre-Closing Tax Period or any Straddle Period or otherwise relating to any of the payments to be made pursuant to this Agreement, for the making of any election relating to Taxes, for the preparation for any audit, and for the prosecution or defense of any lawsuit, action, suit, proceeding or investigation relating to any adjustment or proposed adjustment with respect to Taxes, including making employees available, at the requesting party’s expense, on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. Investor and Sellers shall retain all records with respect to Taxes pertaining to the Company and the Company’s Subsidiaries for a period of at least seven (7) years following the Closing Date and shall give the other party reasonable written notice prior to transferring, destroying or discarding any such records, and allow such other party to take possession of such records. Investor and Sellers shall cooperate with each other in the conduct of any lawsuit, action, suit, proceeding or investigation relating to Taxes involving the Company and the Company’s Subsidiaries.
(c) Preparation and Filing of Tax Returns.
(i) The Sellers shall, at the Sellers’ expense, timely prepare and file, or shall cause to be timely prepared and filed, all Pre-Closing Tax Returns; provided that the Sellers shall provide a copy of such Pre-Closing Tax Return to Investor in a commercially reasonable period of time prior to the due date (including applicable extensions) of such Pre-Closing Tax Return, and the Sellers shall consider in good faith any suggested changes; provided, further, that if such Pre-Closing Tax Return would reasonably be expected to have the effect of (a) causing Investor to bear any Taxes due and owing on such Pre-Closing Tax Return (taking into account Section 9.1 hereof and the limitations in Section 9.4 hereof) or (b) materially increasing the Tax liability of Investor for any tax period following the Closing Date, the filing of such Pre-Closing Tax Return shall be subject to Investor’s consent (not to be unreasonably withheld, conditioned, or delayed).

(ii) The Company shall timely prepare and file, or shall cause to be timely prepared and filed, all other Tax Returns (including any partnership return and applicable K-1s) of the Company and its Subsidiaries consistent with and subject to the applicable provisions of the A&R LLC Agreement addressing the preparation and filing of post-Closing Tax Returns; provided, however that the Company shall provide a copy of any Straddle Tax Return to the Sellers a commercially reasonable period of time prior to the due date (including applicable extensions) of such Straddle Tax Return, and Investor shall consider in good faith any suggested changes; provided, further, that the filing of such Straddle Tax Return shall be subject to such Sellers’s consent (not to be unreasonably withheld, conditioned, or delayed).
(iii) The Company shall have in effect an election under Section 754 of the Code for the taxable year that includes the Closing Date. Investor shall not make an election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement.
(iv) Following the Closing, the Company and its Subsidiaries shall not (and the Investor shall not cause the Company or any Subsidiaries to): (a) amend any Pre-Closing Tax Return or Straddle Tax Return prepared and filed in accordance with Section 6.12(c)(i) or Section 6.12(c)(ii), or otherwise filed prior to the Closing Date, (b) make or change any Tax election or change any method of accounting that would have retroactive effect to any Pre-Closing Tax Period, or (c) except for Tax Returns prepared and filed in accordance with Section 6.12(c)(i) or Section 6.12(c)(ii), file any original Tax Returns of the Company or its Subsidiaries (or otherwise initiate discussions or examinations with a Governmental Entity, other than pursuant to the VDA Procedures described in Section 6.12(h)) with respect to any Pre-Closing Tax Period, in each case, without the Sellers’ consent (not to be unreasonably withheld, conditioned or delayed).
(d) Tax Contests.
(i) Investor shall deliver a written notice to the Sellers promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of (or relating to) any of the Company or its Subsidiaries for which the Sellers may have an indemnification obligation pursuant to this Agreement or for which the Sellers may otherwise be liable (a “Tax Claim”) and shall describe in reasonable detail, to the extent practicable, the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any, provided, however, that the failure or delay to so notify the Sellers shall not relieve the Sellers of any claim of indemnification pursuant to this Agreement, except to the extent that the Sellers are prejudiced thereby.
(ii) The Sellers shall have the right to control and Investor shall have the right to participate in (at its own expense) any Pre-Closing Tax Contest; provided that (a) the Sellers shall keep Investor reasonably informed of all material developments and events relating to such Pre-Closing Tax Contest and to the extent any settlement or compromise of a Pre-Closing Tax Contest could reasonably be expected to have the effect of increasing a Tax liability of the Company or any of its Subsidiaries or owners in a taxable period or portion thereof ending after the Closing Date, the Sellers shall not settle such Pre-Closing Tax Contest without Investor’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), (b) the Sellers shall provide Investor with evidence reasonably acceptable to Investor that the Sellers will have the financial resources necessary to conduct the defense of such contest and fulfill its indemnification obligations hereunder, and (c) the Company shall have the right to make an election under Section 6226 of the Code for any applicable taxable period with respect to such contest unless (i) each Seller shall have paid, no fewer than 20 calendar days before the date on which such election under Section 6226 of the Code is due, such Seller’s pro rata portion of any imputed underpayment (as determined under Section 6225 of the Code) attributable to such Seller plus any related interest and penalties and (ii) the total amount paid by the Sellers is 100 percent of such imputed underpayment and related interest and penalties.
(iii) The Company shall have the right to control and the Sellers shall have the right to participate in (at their own expense), any Straddle Tax Contest; provided that Investor shall keep the Sellers reasonably informed of all material developments and events relating to such Straddle Tax Contest and the Company shall not settle such Straddle Tax Contest without the Sellers’ prior written consent (not to be unreasonably withheld, conditioned, or delayed).
(iv) To the extent of any inconsistency between Article IX and this Section 6.12(d), the procedures in this Section 6.12(d) shall govern all Tax Claims.
(e) Closing Date Course of Business. For the portion of the Closing Date after the Closing, other than transactions expressly contemplated by this Agreement, Investor shall cause the Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted.
(f) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Investor. The parties shall cooperate in filing such forms and documents as may be necessary to minimize or eliminate any such Transfer Taxes to the extent commercially reasonable.

(g) Allocation of Purchase Price. Within forty-five (45) days following the final determination of the Post-Closing Adjustment, Investor shall prepare and deliver to the Sellers an allocation of the Purchase Price (including, for the avoidance of doubt, assumed liabilities) amongst the assets of the Company (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with applicable Law, including in accordance with Sections 1060, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder (and any similar Law, as appropriate), and the methodology set forth on Schedule 6.12(g). The Purchase Price Allocation shall be final and binding on all Parties unless, within sixty (60) days after delivery thereof to Sellers, Sellers deliver a written notice to Investor of its objections to the Purchase Price Allocation. Sellers and Investor shall use their reasonable efforts to resolve any disputed items specifically set forth in such written notice. If the Sellers and Investor cannot come to a mutual agreement on the Purchase Price Allocation, the matter shall be resolved in accordance with substantially identical procedures as set forth for the resolution of disputes in Section 2.4(e). If Sellers do not timely object to the Purchase Price Allocation or if all disputed items are resolved in accordance with the foregoing sentence, then such Purchase Price Allocation, taking into account the final resolution of any such disputed items (the “Final Allocation Schedule”) shall be binding on all Parties for all Tax purposes. The Investor shall prepare and deliver to the Sellers from time to time revised copies of such Final Allocation Schedule so as to report any matters on the Final Allocation Schedule that need updating. None of the Sellers, Investor, the Company, or any of the Company’s Subsidiaries shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Final Allocation Schedule on any applicable Tax Return; provided, however, that if the IRS (or comparable state, local or non-U.S. authority) makes an inconsistent determination with respect to such position in a final audit determination, a party shall be entitled to take an inconsistent position following the conclusion of such audit.
(h) Sales Taxes.
(i) Promptly following the Closing Date, Investor shall engage a recognized accounting or Sales Tax specialty firm as mutually agreed by Investor and Sellers (the “Tax Consultant”) to, in consultation with Investor and Sellers, determine with respect to each Pre-Closing Tax Period (1) other than states or countries in which the Company, and each of the Company’s Subsidiaries, has at all times collected Sales Taxes, as relevant, the states and countries in which the Company, or any of the Company’s Subsidiaries, are required to collect (or to have collected) Sales Taxes (any such state or country shall be a “Tentative Nexus Jurisdiction”) and (2) a reasonable estimate of the aggregate liability with respect to such Sales Taxes (including interest and penalties) for each Tentative Nexus Jurisdiction (the “Nexus Study”). Investor and Sellers shall cooperate with the Tax Consultant in its production of the Nexus Study, and both Investor and the Sellers shall have the opportunity to participate in any discussions with the Tax Consultant, to receive copies of any written correspondence from the Tax Consultant and to review and comment on any written submissions to the Tax Consultant. The Tax Consultant shall, as promptly as possible, deliver a written Nexus Study to Investor and Sellers. If neither

Investor nor Sellers object to the Nexus Study with respect to a Tentative Nexus Jurisdiction, such state shall become an “Identified Nexus Jurisdiction”. If either Investor or Sellers object to the report with respect to a Tentative Nexus Jurisdiction, then the parties shall follow the review procedures set forth in Section 2.4(e) of this Agreement, except that the Independent Accounting Firm shall be a recognized expert in Sales Tax matters. Subject to the remainder of this Section 6.12(h), the decision of the Independent Accounting Firm with regard to whether any Tentative Nexus Jurisdiction is a state or country where the Company, or any of the Company’s Subsidiaries, is required to collect (or to have collected) Sales Taxes (which state or country would then be an Identified Nexus Jurisdiction) and any revised amount of the liability with respect to such Sales Taxes (including interest and penalties) shall be final.
(ii) With regard to any Identified Nexus Jurisdiction, Investor shall have the right to enter into and control “voluntary disclosure agreements” or other similar programs with respect to the liability of the Company and/or any its Subsidiaries for Sales Taxes with the applicable taxing authorities in the Identified Nexus Jurisdictions for all Pre-Closing Tax Periods (such programs, “VDA Procedures”); provided, however, that (i) Sellers shall have the right to participate, at their own expense, in any VDA Procedure, (ii) Investor shall consult with and keep Sellers reasonably informed of the status of such matter (including consulting with and providing Sellers with copies of all written correspondence regarding such matter, and shall not settle a matter without the consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned), and (iii) Investor shall use commercially reasonable efforts to expeditiously commence and conclude (or to determine not to commence, in consultation with the Sellers in good faith) any VDA Procedure.
(iii) Investor and Sellers shall cause the Company to use commercially reasonable efforts to mitigate the Company’s Sales Tax liability for Pre-Closing Tax Periods and Straddle Periods by, for each customer: (i) obtaining evidence that such customer has remitted Sales Taxes where required or (ii) obtaining an exemption certificate that sales to such customer are (or were, as applicable) exempt from Sales Tax.
(i) K Skin LLC Tax Classification. As of the Closing Date, the Parties hereto shall cause K Skin, LLC to be classified as disregarded as separate from its owner for U.S. federal income tax purposes.
Section 6.13 KMJ and KKJ Trust Matters. Within ten (10) Business Days of the date of this Agreement, each of KMJ Trust and KKJ Trust shall prepare and deliver to Investor a certification of trust, signed and acknowledged by all of the trustee(s) of KMJ Trust and KKJ Trust, as applicable, stating the powers of such trustee(s) under the Trust Documents that establish the basis for the representations described in Section 3.2 as applied to KMJ Trust and KKJ Trust, as applicable and otherwise meeting the requirements of a “certification of trust” or

“trust certificate” under the Law governing the Trust Documents of KMJ Trust and KKJ Trust, as applicable (a “Certification of Trust”); provided, however, that if the Law governing the Trust Documents of KMJ Trust and KKJ Trust, as applicable, does not set forth requirements for a Certification of Trust, within five (5) Business Days of the date of this Agreement, KMJ Trust and KKJ Trust, as applicable shall instead prepare and deliver to Investor excerpts from such Trust Documents that establish the basis for the representations described in Section 3.2 as applied to KMJ Trust and KKJ Trust, as applicable.
Section 6.14 Notification of Certain Matters.
(a) During the Pre-Closing Period, each party hereto shall promptly notify the other parties in writing of (i) any Actions that are instituted against such party or its Affiliates seeking to restrain, prohibit or otherwise challenge the legality of any of the Contemplated Transactions, or (ii) any claim by any Person that such Person’s consent is required in connection with the transactions contemplated by a Transaction Document; provided, however, that, for the avoidance of doubt, the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available to the parties hereunder.
(b) During the Pre-Closing Period, the Seller Group Parties shall give Investor prompt written notice of any material development that would reasonably be expected to cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied on the Closing Date.
(c) During the Pre-Closing Period, Investor shall give prompt written notice to the Sellers of any material development that would reasonably be expected to cause any of the conditions set forth in Sections 7.1 or 7.3 on the Closing Date not to be satisfied.
Section 6.15 Representation and Warranty Insurance. Prior to the Closing, upon the reasonable request of Investor, the Seller Group Parties shall reasonably cooperate with Investor in the procurement of a buy-side representation and warranty policy, the costs, fees and premium of which shall be paid by Investor.
Section 6.16 Minimum Cash Amount. The Seller Group Parties shall cause the Company to have an aggregate amount of Cash as of the Closing of no less than $4,500,000 and prior to the Closing shall deliver Investor such documentation (including bank account statements) as may be appropriate or as reasonably requested by Investor evidencing the satisfaction of the foregoing obligation.
Section 6.17 Further Assurances. From and after the Closing, each party hereto shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Contemplated Transactions.
ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of the Parties. The respective obligations of each party to consummate the Contemplated Transactions is subject to the satisfaction, or waiver (to the extent permitted by applicable Law) at or prior to the Closing, of the following conditions:
(a) All approvals required under the HSR Act and the Antitrust Laws set forth on Schedule 3.3 of the Disclosure Schedules shall have been obtained, or any applicable waiting period thereunder shall have expired or been terminated.
(b) There shall not be in effect any Governmental Order (that is final and non-appealable) issued by a Governmental Authority of competent jurisdiction, and no Law shall have been entered, promulgated, enforced or deemed applicable in each case by any Governmental Authority, that, in any case, permanently enjoins, restrains, prohibits or otherwise makes unlawful the consummation of the Contemplated Transactions.
Section 7.2 Additional Conditions to the Obligations of Investor. The obligation of Investor to consummate the Contemplated Transactions is further subject to the satisfaction, or waiver (to the extent permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a) The Seller Group Parties Fundamental Representations shall be true and correct in all respects at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date) except, in each case, where the failure to be so true and correct is due to de minimis inaccuracies. The representations and warranties of the Sellers contained in Article III (other than the Seller Group Parties Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or similar materiality qualifiers set forth therein) at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date), except, in each case, where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, would not have a Seller Material Adverse Effect.
(b) The Company Fundamental Representations shall be true and correct in all respects at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date) except, in each case, where the failure to be so true and correct is due to de minimis inaccuracies. The representations and warranties of the Company contained in Article IV (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar materiality qualifiers set forth therein) at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date), except, in each case, where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, would not have a Material Adverse Effect.
(c) (i) Each of the Seller Group Parties shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller Group Parties on or prior to the Closing and (ii) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(d) There shall not have occurred a Material Adverse Effect or a Seller Material Adverse Effect that, in each case, is continuing.
(e) The Seller Group Parties shall have delivered or caused to be delivered the items required by Section 2.3(a).
(f) The Seller Group Parties shall have received and delivered to Investor those consents set forth on Schedule 7.2(f).
Section 7.3 Additional Conditions to the Obligations of the Seller Group Parties and the Company. The obligation of the Seller Group Parties and the Company to consummate the Contemplated Transactions is further subject to the satisfaction, or waiver (to the extent permitted by applicable Law) at or prior to the Closing, of each of the following conditions:
(a) The Investor Fundamental Representations shall be true and correct in all respects at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date). The representations and warranties of Investor contained in Article V (other than the Investor Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Investor Material Adverse Effect” or similar materiality qualifiers set forth therein) at and as of the date hereof and the Closing Date as if made at and as of such time (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Investor Material Adverse Effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, would not have an Investor Material Adverse Effect.
(b) Investor shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Investor on or prior to the Closing.
(c) Investor shall have delivered or caused to be delivered the items required by Section 2.3(b).
Section 7.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or any Willful Breach by such party of any representation, warranty, covenant or obligation contained herein.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:
(a) by mutual written consent of the parties;
(b) by any party, upon written notice to (i) Investor if such party is a Seller or (ii) to the Sellers if such party is Investor, if the Closing shall not have occurred on or before the close of business on March 31, 2020 (the “End Date”); provided, however, that if on the End Date the condition set forth in Section 7.1(a) shall not have been satisfied or then capable of being satisfied but all other conditions have been satisfied or waived (to the extent permitted by applicable Law), then, subject to this Section 8.1(b), at the written election of Investor, the End Date may be extended by a period of three (3) months (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date, as extended); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the failure to consummate the Closing Date by the End Date arises out of, or results from, any material breach by such party of any representation, warranty, covenant or obligation contained herein;
(c) by any party, upon written notice to (i) Investor if such party is a Seller or (ii) to the Sellers if such party is Investor, if any Governmental Authority having jurisdiction over any party shall have issued a Governmental Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of such Governmental Order;
(d) by a Seller, upon written notice to Investor, if (i) Investor shall have breached any of the covenants or agreements contained in this Agreement to be performed by Investor such that the condition set forth in Section 7.3(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Investor contained in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured within thirty (30) days after receipt by Investor of written notice from the Sellers of such breach, or is incapable of being cured by Investor by the End Date, except that the right to terminate this Agreement under this Section 8.1(d) shall not be available to such Sellers if a Seller is in material breach of any representation, warranty, covenant or obligation contained herein such that any of the conditions set forth in Sections 7.2(a), (b) or (c) would not be satisfied; or

(e) by Investor, upon written notice to the Sellers, if (i) a Seller Group Party shall have breached any of the covenants or agreements contained in this Agreement to be performed by such Seller Group Party such that the condition set forth in Section 7.2(c)(i) would not be satisfied, (ii) the Company shall have breached any of the covenants or agreements contained in this Agreement to be performed by it such that the condition set forth in Section 7.2(c)(ii) would not be satisfied, (iii) there exists a breach of any representation or warranty of any of the Seller Group Parties contained in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied, or (iv) there exists a breach of any representation or warranty of any of the Company contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied and, in the case of clauses (i), (ii), (iii) or (iv), such breach has not been cured within thirty (30) days after receipt by the Sellers of written notice from Investor of such breach, or is incapable of being cured by the Sellers by the End Date, except that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Investor if Investor is in material breach of any representation, warranty, covenant or obligation contained herein such that any of the conditions set forth in Sections 7.3(a) or (b) would not be satisfied.
Section 8.2 Effect of Termination. In the event of termination of this Agreement by a party pursuant to and in accordance with Section 8.1 hereof, this Agreement shall thereupon terminate and become void and have no force or effect, without any liability on the part of any party hereto or its respective Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the parties; provided that, (a) the provisions of this Section 8.2, Article X and the Investor Confidentiality Agreement shall survive the termination of this Agreement and (b) no party hereto shall be relieved or released from any liability for losses, costs and damages incurred by another party resulting from any Fraud or Willful Breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification by Seller Group Parties.
(a) Subject to Section 9.4 hereof, each Seller Group Party shall, from and after the Closing, jointly and severally indemnify and hold the Investor Indemnified Parties harmless from and against any and all Losses (without duplication) actually incurred by the Investor Indemnified Parties, and, subject to this Article IX, reimburse, to the applicable Investor Indemnified Parties the amount of, any and all Losses arising out of or resulting from:
(i) any Action by a third party arising from any Business Group Company’s operation of any business other than the Business;

(ii) the matters listed on Schedule 9.1(a)(ii) hereto, subject to the provisions therein;
(iii) the Reorganization;
(iv) any breach or non-fulfillment of any covenant or agreement to be performed by any Seller Group Party or the Company set forth in this Agreement; and
(v) Indemnified Taxes.
(b) Investor shall use and shall cause the Investor Indemnified Parties to use their respective commercially reasonable efforts to mitigate any Loss to the extent required by applicable Law upon and after becoming aware of any event which would reasonably be expected to give rise to Losses that may be indemnifiable under this Section 9.1 (it being understood and agreed that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this Article IX).
(c) The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for all purposes to be an adjustment to the Purchase Price paid hereunder, except as otherwise required by Law.
Section 9.2 Survival.
(a) None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing, and, no Action for breach of any such representation or warranty may be brought with respect thereto after the Closing; provided that the foregoing limitation shall not apply to any Action against any person for Fraud with respect to the representations and warranties set forth in this Agreement. Each covenant and agreement which by its terms contemplates performance, in whole or in part, at or prior to the Closing shall, with respect to such part performed or required to be performed, terminate on the date that is one (1) year following the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for seven (7) years; provided that Section 9.1(a)(v) and Section 6.12 shall survive for the applicable statute of limitations.
(b) Written notice of a claim (regardless of whether Losses have actually been incurred or suffered) pursuant to Section 9.1 must be given to the Seller Group Parties prior to the expiration of the applicable survival period pursuant to Section 9.2(a) and if notice is timely given, then the relevant covenants and agreements shall survive as to such claim until such claim has been finally resolved in accordance with the terms hereof.
Section 9.3 Indemnification Procedures.

(a) Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person or Persons against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party”. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice (which shall include reasonable detail regarding the claim and, if reasonably determinable, an estimate of the Losses thereunder) (a “Direct Claim Notice”) to the Sellers, in respect of a claim for which indemnification is sought under Section 9.1 prior to the expiration of the applicable survival period pursuant to Section 9.2(a).
(b) In the event that any Action is initiated that has or is reasonably expected to result in Losses being asserted against or sought to be collected from an Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Action, specifying the nature of and specific basis for the indemnity claim and the amount or its good faith estimate of the amount of any Losses resulting therefrom to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim, audit or other proceeding (the “Third-Party Claim Notice”), but in any event not later than thirty (30) days after receipt of such notice of such Third-Party Claim; provided, however that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article IX (except to the extent such failure materially and actually prejudices the Indemnifying Party, and then only to the extent the Indemnifying Party was actually prejudiced).
(c) In the event of a Third-Party Claim, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle any Third-Party Claim that may result in Losses or Expenses, as applicable, with respect to which the Indemnified Party is entitled to make a claim pursuant to this Article IX with the assistance of reputable outside legal counsel that is acceptable to both the Indemnifying Party and the Indemnified Party (acting reasonably, and which for the avoidance of doubt shall include Cooley); provided, however, that (i) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages.
(d) If the Indemnifying Party assumes the defense, (i) the Indemnified Party may, at its option and at its own expense (provided, however, that if in the reasonable judgment of the Indemnified Party based on the advice of outside counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim, the Indemnified Party may assume its own defense, at its own expense, participate in the investigation, contesting, defense or settlement of any such Third-Party Claim through Representatives and legal counsel of its own choosing; and (ii) the Indemnifying Party shall not settle or compromise any Third-Party Claim unless the Indemnified Party shall have consented to the terms of such settlement or compromise, which consent shall not unreasonably be withheld (other than any such settlement or compromise that causes each Indemnified Party to be fully and unconditionally released from all Liability with respect to such claim).

(e) If reasonably requested by the Indemnifying Party, the Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim or, if appropriate and related to the Third-Party Claim in question, in making any reasonable counterclaim against the Person making such Third-Party Claim, or any cross complaint against any Person (other than Investor or its Affiliates) or similar action. If the Indemnifying Party shall not have elected to assume the defense of such Third-Party Claim within twenty (20) Business Days of receipt of the Third-Party Claim Notice, the Indemnified Party shall have the right, at its option, to do so; provided, however, that the Indemnified Party shall not settle or compromise any Third-Party Claim for which it seeks to make a claim pursuant to this Article IX without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld (other than any such settlement or compromise that causes each Indemnified Party to be fully and unconditionally released from all Liability with respect to such claim). If the Indemnified Party elects to assume the defense of a Third-Party Claim pursuant to this Section 9.3(e), the Indemnifying Party shall pay the Expenses (which for the avoidance of doubt shall be Losses for which the Indemnifying Party shall indemnify the Indemnified Party actually and reasonably incurred in defending and such Third-Party Claim upon receipt of any invoices and other documentation reasonably evidencing that such Expenses are payable. The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third-Party Claim which it has not elected to defend with its own counsel. For the avoidance of doubt, no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the amount of Losses relating to such matter without the prior consent of the Indemnifying Party,
(f) From and after the delivery of a Direct Claim Notice or a Third-Party Claim Notice under this Agreement, the Indemnifying Party shall give the Indemnified Party reasonable access to the books, records and properties of the Indemnifying Party to the extent reasonably related to the matters to which such Direct Claim Notice or Third-Party Claim Notice relates.
Section 9.4 Limitations.
(a) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery). If amounts are recovered from an insurance policy after an indemnifying party makes a payment to or on behalf of an indemnified party pursuant to this Article IX, the net proceeds thereof shall promptly be remitted to the indemnifying party that made such payment up to the amount of the indemnification payment made by the applicable indemnifying party (less any costs to recover under such insurance policy).
(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive or exemplary damages of such other Person, except to the extent payable to a third party as a result of a final, non-appealable determination by a court or arbitral tribunal of competent jurisdiction in respect of a Third-Party Claim.

(c) Except for Losses arising out of or resulting from Fraud or Willful Breach, or Losses indemnified under Section 9.1(a)(v), the Investor Indemnified Parties shall not have the right to receive any indemnification for Losses arising from any individual claim or a series of related claims pursuant to Section 9.1 unless and until the aggregate amount of Losses for any individual claim or series of related claims under Section 9.1 exceeds $250,000, whereupon the Investor Indemnified Parties shall be entitled to indemnification pursuant to the terms hereof for the amount of all Losses in respect of all claims in excess of such $250,000 amount, subject to the further limitations set forth in Article IX.
(d) Except for Losses arising out of or resulting from Fraud or Willful Breach, the aggregate liability of the Seller Group Parties (i) for Losses pursuant to Section 9.1(a)(i) shall not exceed an amount equal to the Purchase Price; (ii) for Losses pursuant to Section 9.1(a)(ii) shall not exceed the amount set forth in Schedule 9.1(a)(ii); (iii) for Losses pursuant to Section 9.1(a)(iii) shall not exceed an amount equal to the Purchase Price; and (iv) for Losses pursuant to Section 9.1(a)(v) shall not exceed $20,000,000; provided that in no event shall total indemnifiable Losses exceed an amount equal to the Purchase Price.
Section 9.5 Materiality. The parties hereto hereby acknowledge and agree that for the purpose of determining the amount of the applicable Losses and for purposes of determining whether a breach or Loss has occurred, qualifications as to materiality or material adverse effect (or any similar qualification) in any representation, warranty or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored.
Section 9.6 Exclusive Remedy. Except in respect of Fraud or Willful Breach, the remedies provided in this Article IX shall constitute the sole and exclusive remedies available to the Investor Indemnified Parties for recourse against the Seller Group Parties or any Person that controls the Seller Group Parties with respect to any monetary claim arising under this Agreement, under any theory of recovery, whether contract, tort or otherwise; provided, however, that the foregoing shall not limit the availability of any party hereto for relief pursuant to Section 10.10; provided that the Investor Indemnified Parties’ remedy for recourse against the Seller Group Parties for a breach of Section 6.1(b)(xi) shall be to set-off an amount equal to the sum of (i) the accounts payable incurred outside the ordinary course of business in breach of such Section, plus (ii) the accounts payable whose payment was delayed in breach of such Section, against a marketing fee payment that otherwise would be owed by Investor to the Company pursuant to the Evergreen Collaboration Agreement. Investor may only exercise the foregoing remedy once, within one (1) year following the Closing, and in good faith after providing written notice of its intention to the Seller Group Parties, such notice to contain reasonably detailed information supporting the use of such remedy.
ARTICLE X
MISCELLANEOUS
Section 10.1 Notices. All notices, requests, demands, claims and other communications required or permitted hereunder must be in writing and must be delivered by nationally recognized overnight courier, email or personal delivery. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) on the date of receipt by the addressee if sent by overnight delivery, (b) upon receipt if sent by email or (c) upon personal delivery, addressed as follows:
If, prior to the Closing, to the Company or any Seller Group Party, to:

King Kylie, LLC
26565 W. Agoura Road
Calabasas, CA 91302
Attention: Chairperson
with a copy (which will not constitute notice) to:

Cooley LLP
1333 2nd Street
Santa Monica, California 90401
Attention:  Dave Young
          Matt Hallinan
If, following the Closing, to any Seller Group Party or to New King Kylie Holding Company, to:

King Kylie, LLC
26565 W. Agoura Road
Calabasas, CA 91302
Attention: Chairperson
with a copy (which will not constitute notice) to:
Cooley LLP
1333 2nd Street
Santa Monica, California 90401
Attention:  Dave Young
         Matt Hallinan
If to Investor or, following the Closing, to the Company, to:
Coty, Inc.
350 5th Avenue
New York, NY 10018
Attention: Edgar Huber
President AMAPAC
with a copy (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, NY 10036
Attention:  Paul T. Schnell
         Sean C. Doyle
         Alexandra J. McCormack
Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
Section 10.2 Entire Agreement. This Agreement together with the Transaction Documents and the Investor Confidentiality Agreement constitute the entire agreement by and among the parties and their respective Affiliates relating to the Contemplated Transactions and supersede any and all prior agreements, understandings, negotiations and communications, whether oral or written, that may have been made or entered into by or among any of the parties or any of their respective Affiliates relating to the Contemplated Transactions.
Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.
Section 10.4 Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each party hereto.
Section 10.5 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties and their permitted assigns in accordance with Section 10.6. Nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except for Section 9.1, which is also intended to be for the benefit of the Investor Indemnified Parties, this Agreement is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.
Section 10.6 Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of Law or otherwise) without the prior written agreement of each party hereto. Notwithstanding the preceding sentence, Investor may, without the prior written consent of the Company, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Investor of its obligations hereunder. Any purported assignment in breach of this Section 10.6 shall be null and void.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.8 Consent to Jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions. Each party hereto agrees not to commence any action, suit or proceeding arising out of or relating to this Agreement or the Contemplated Transactions except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof or any of the Contemplated Transactions, may not be enforced in or by such courts.
Section 10.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY ANY OF THEM AGAINST THE OTHER, ARISING DIRECTLY OR INDIRECTLY OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT,

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
Section 10.10 Specific Enforcement. Each party hereto acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each party hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 10.11 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.
Section 10.12 Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.13 Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
Section 10.14 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the parties in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or .pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.
Section 10.15 Waiver of Conflicts; Privilege.
(a) Each of the parties hereto acknowledges and agrees that Cooley LLP has acted as counsel to the Seller Group Parties and the Business Group Companies in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.
(b) Investor hereby consents and agrees to, and agrees to cause each other Business Group Company to consent and agree to, Cooley LLP representing any Business Group Company, New King Kylie Holding Company and/or any Seller Group Party after the Closing in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to disputes in which the interests of any Business Group Company, the New King Kylie Holding Company, and/or the Seller Group Parties may be directly adverse to Investor and its Affiliates (collectively, the “Purchaser Parties”).
(c) In connection with the foregoing, Investor hereby waives and agrees not to assert, and agrees to cause the Company and each other Business Group Company to waive and not to assert, any conflict of interest arising from or in connection with Cooley LLP’s representation of any Business Group Company, New King Kylie Holding Company and the Seller Group Parties prior to and after the Closing (as applicable).
(d) Investor further agrees, on behalf of itself and its Affiliates, that all communications in any form or format whatsoever between or among any of Cooley LLP or any of the Seller Group Parties, New King Kylie Holding Company, any other Business Group Company or any of their respective Representatives with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Group Parties, shall be controlled by the Seller Group Parties and shall not pass to or be claimed by the Purchaser Parties. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and, except as otherwise provided in this Section 10.16(d), the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Group Parties and shall be controlled by the Seller Group Parties and shall not pass to or be claimed by Purchaser Parties.
Section 10.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties and are signatory to this Agreement and, in accordance with Article IX and the Joinder Agreement, New K Skin Holding Company, as applicable, and then only with respect to the specific obligations set forth in this Agreement and, if applicable, the Joinder Agreement, with respect to such party. Except (i) to the extent a named party to this Agreement and, in accordance with Article IX and the Joinder Agreement, the New K Skin Holding Company (and then only to the extent of the specific obligations undertaken by such Persons in this Agreement and if applicable, the Joinder Agreement with respect to such party), or (ii) (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

KK HOLDINGS:

KING KYLIE HOLDINGS, LLC

By: /s/ Kylie Jenner
        Name: Kylie Jenner
        Title: President

KMJ TRUST:

By: /s/ Kristen M. Jenner
Kristen M. Jenner, as trustee of the KMJ 2018 Irrevocable Trust, dated May 31, 2018

KJI:

KYLIE JENNER INC.

By: /s/ Kylie Jenner
        Name: Kylie Jenner
        Title: President

COMPANY:

KING KYLIE, LLC

By: /s/ Kylie Jenner
        Name: Kylie Jenner
        Title: Chief Executive Officer

solely for the purpose of Section 6.7
and Section 6.13

KKJ TRUST:

By: /s/ Kylie Jenner
Kylie Jenner, as trustee of the KKJ 2018 Irrevocable Trust, dated May 31, 2018

INVESTOR:

By: /s/ Elisheva Jasie
        Name: Elisheva Jasie
        Title: Authorized Officer

i.